      As filed with the Securities and Exchange Commission on May 1, 2000



                                            Registration Statement No. 333-34134

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         NORTHEAST OPTIC NETWORK, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                 04-3056279
 (State or other jurisdiction    (I.R.S. Employer
              of                Identification No.)
incorporation or organization)

                              2200 West Park Drive
                             Westborough, MA 01581
                                 (508) 616-7800

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                              VINCENT C. BISCEGLIA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         NORTHEAST OPTIC NETWORK, INC.
                              2200 West Park Drive
                             Westborough, MA 01581
                                 (508) 616-7800

               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   Copies to:

        JEFFREY A. STEIN, ESQ.                          BRUCE R. KRAUS, ESQ.
           Hale and Dorr LLP                          Willkie Farr & Gallagher
            60 State Street                              787 Seventh Avenue
           Boston, MA 02109                              New York, NY 10019
          Tel: (617) 526-6000                            Tel: (212) 728-8000
          Fax: (617) 526-5000                            Fax: (212) 728-8111

                           --------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS_________________Subject to Completion_________May 1, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

3,000,000 Shares

[LOGO]

NorthEast Optic Network, Inc.

Common Stock

----------------------------------------------------------------------

The selling stockholder identified in this prospectus is offering all of the shares to be sold in this offering. NorthEast Optic Network, Inc. will not be selling shares or receiving proceeds from the offering.


Our common stock is quoted on the Nasdaq National Market under the symbol "NOPT." The last reported sale price of our common stock on April 28, 2000 was $56.00 per share.



Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Per Share      Total
-----------------------------------------------------------------------------------------
Public offering price                                         $              $
-----------------------------------------------------------------------------------------
Underwriting discounts and commissions                        $              $
-----------------------------------------------------------------------------------------
Proceeds, before expenses, to selling stockholder             $              $
-----------------------------------------------------------------------------------------

The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares at the initial price to public less the underwriting discount to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New
York on        , 2000.


UBS Warburg LLC                                       Credit Suisse First Boston

 [Map depicting our current and planned fiber optic network which extends from
                      Portland, Maine to Washington, D.C.]

--------------------------------------------------------------------------------

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary....................      1

Risk factors..........................      7

Special note regarding forward-looking
  information.........................     15

Use of proceeds.......................     16

Price range of common stock...........     16

Dividend policy.......................     16

Dilution..............................     17

Capitalization........................     18

Selected consolidated financial and
  operating data......................     19

Management's discussion and analysis
  of financial condition and results
  of operations.......................     21

Business..............................     26

Management............................     42

Principal and selling stockholders....     44

Underwriting..........................     47

Legal matters.........................     49

Experts...............................     49

Where you can find more information...     49

Incorporation of certain documents by
  reference...........................     49

Index to consolidated financial
  statements..........................    F-1


Our executive offices are located at 2200 West Park Drive, Westborough, MA 01581, our telephone number is (508) 616-7800 and our Internet address is www.neoninc.com. The information on our website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "we," "us," and "our" refer to "NorthEast Optic Network, Inc." and its subsidiaries.

This prospectus includes trademarks of NorthEast Optic Network, Inc., and trademarks and service marks of other companies.

Prospectus summary

THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS.

We own and operate a technologically advanced, high-bandwidth fiber optic network providing capacity on a wholesale basis to telecommunications service providers, including local, long distance and wireless telephone companies and Internet service providers. Our network currently extends from Portland, Maine to New York City and agreements currently in place would, subject to regulatory approval, extend our network to Philadelphia, Baltimore and Washington, D.C. and expand the reach of our network in and around New York City. Our customers can connect directly to our network at multiple locations in the larger cities we serve and also in the smaller communities along our network's route.


Our network follows a different route than those used by most competing networks in the regions we serve, since it is built primarily over electric utility rights-of-way. Because some of our customers seek to ensure uninterrupted service by acquiring redundant capacity on routes which differ from the routes followed by their existing networks, we believe this gives us a significant competitive advantage in marketing our services to customers. Although most of our customers own and operate networks of their own, we believe that our technologically advanced network, high capacity fiber, diverse paths and efficient cost structure make our network an attractive resource that enables our customers to serve additional locations, offer service quickly and improve their own networks' reliability.



As of March 31, 2000, our network extended more than 1,100 miles, and, since it consists of an average of 57 fibers per mile, included approximately 65,000 fiber miles. We have built connections to 43 points in 28 cities and towns where customers can connect directly to our network, and we are building or preparing to build an additional 56 connection points in New England, New York and the Mid-Atlantic region. Our planned network expansion into and within New York City and the Mid-Atlantic region associated with our agreements with Consolidated Edison Communications and Exelon Corporation, described below, would add
441 miles, 9,072 fiber miles and 75 additional connection points to our network. We believe that the density of our interconnection points makes our service more attractive to our customers.


We currently provide our customers with the following services:

- LIT FIBER SERVICES. We lease bandwidth capacity on a wholesale basis to customers on one to five year lease terms through our point-to-point connections over fibers illuminated by communications equipment, known as optronics, that we own and operate. These connections are designed to continue to function despite fiber cuts or other interruptions because we use a self-healing ring architecture known as a synchronous optical network, or SONET.


- DARK FIBER LEASES. We also lease dark fiber, that is, fiber that the customer must illuminate using its own optronics, including amplifiers and repeaters along the route served. Dark fiber is leased for terms of 10 to 20 years. We lease dark fiber to our customers to provide more complete network control to carriers wishing to develop their own transport solutions and to more quickly recoup a portion of our network construction costs using fibers not required to execute our lit fiber business plan.


- COLLOCATION. We lease space to our customers in the specially designed, protected and configured facilities we build along our network's paths where they can house their electronic and optronic equipment in direct proximity to our network and to the equipment of our other customers.

- ANCILLARY NETWORK SERVICES. In addition to the core services described above, we provide ancillary services such as the engineering, design and construction of network segments connecting our customers to our network.

Because our network consists of elements embodying the most advanced optical technologies available, we are able to offer much higher capacity service over a single filament of optical fiber as compared to the older, legacy networks of some of our competitors. This should result in lower costs of providing service, enabling us to price our services competitively.


We believe that the advanced technology deployed on our network will increase network capacity and will permit us to offer, at relatively low expense, new optical services that we believe will be attractive to our customers. For example, we expect to introduce optical wavelength services later this year, which will enable us to offer customers the same effective capacity as an entire strand of dark fiber configured with older technologies, but at a fraction of the cost and without customer-built amplifiers and repeaters along the route. With existing technologies, we are able to offer 16 channels of wavelength services on each fiber strand. We expect that future technological advances in optronics will increase this capacity significantly without requiring us to make substantial additional capital investments. In addition, we believe that new technology will enable us to provide customers with capacity much faster and more flexibly than is currently the case. This would allow customers to order capacity on a short-term basis and thereby more closely match their capacity purchases with their capacity requirements.


Our objective is to be a leading provider of technologically-advanced fiber optic transmission capacity to voice and data communications companies in the Northeast and Mid-Atlantic regions. To achieve our objective, we are implementing the following strategies:

- Focusing on the Northeast and Mid-Atlantic markets, where telecommunications demand is concentrated and rising;

- Leasing wholesale services to incumbent and competitive local telephone companies, long distance companies, Internet service providers and wireless telephone companies;

- Deploying technologically advanced fiber and optronics so that our network will have high capacity, increased service offerings, low embedded costs per unit of capacity and high reliability;

- Building extensive physical connections from our network to customers' interconnection points and to other collection points for high-volumes of traffic;

- Introducing innovative services such as optical wavelengths, which we believe will be the cornerstones of future all-optical networks;

- Providing services to smaller markets along our routes to obtain the benefit of early market entry; and

- Capitalizing on relationships with our utility sponsors to attract customers and to forge additional alliances with other utilities.

RECENT DEVELOPMENTS

In November 1999, we entered into agreements with Consolidated Edison Communications, Inc., a wholly-owned subsidiary of Consolidated Edison, Inc., and with Exelon Corporation, a wholly-owned subsidiary of PECO Energy, Inc. Consolidated Edison Communications and Exelon Corporation have agreed to provide us with fiber optic filaments and interconnections, which, once received, will enable us to operate our network through significant portions of their coverage areas, including New York City and Philadelphia, and enter into cooperative marketing arrangements with us.

Consolidated Edison Communications has agreed to provide us with a telecommunications facility to house our equipment and the equipment of our customers in Manhattan and to provide high-capacity connections to 26 carrier buildings in key areas of Manhattan. These buildings include major long distance telephone company facilities, large collocation facilities, telephone company local offices and other high traffic buildings.

Exelon Corporation has agreed to provide us with a new telecommunications facility for our use in Philadelphia and provide connections to 40 carrier sites in metropolitan Philadelphia and to one site in each of Baltimore and Washington, D.C.

Under these agreements, we have agreed to issue 2,448,240 shares of our common stock to Consolidated Edison Communications and 2,106,625 shares of our common stock to Exelon Corporation, which would result in Consolidated Edison Communications and Exelon Corporation owning approximately 10.75% and 9.25% of our outstanding common stock, respectively. Each of these companies also would receive the right to nominate one member to our board of directors. In an unrelated transaction, Consolidated Edison, Inc., the parent holding company of Consolidated Edison Communications, has previously announced that it has entered into an agreement to acquire Northeast Utilities, a holder of approximately 29% of our common stock.


Both of these agreements are subject to regulatory and municipal approval and other conditions beyond our control, and are terminable if the closing has not occurred by September 7, 2000. Prior to closing, we intend to obtain shareholder approval of the transactions. Our two largest shareholders, Northeast Utilities and an affiliate of CMP Group, Inc., have agreed to vote to approve these transactions.



Our agreement with Consolidated Edison Communications is conditioned upon that company and its parent, Consolidated Edison, receiving approvals from agencies of the City of New York. Because these approvals may not be granted, we have separately applied for and obtained approval from the City of New York Franchise Concession Review Committee for the execution and registration of a franchise agreement with the City of New York that will permit us to install and operate our network and offer high-bandwidth services in New York City independent of Consolidated Edison Communications.



FIRST QUARTER RESULTS



On April 25, 2000, we announced our financial and operating results for the three months ended March 31, 2000. Revenues for the quarter ending March 31, 2000 increased 409% to approximately $2.7 million compared with revenues of approximately $0.5 million for the same period in 1999. Revenues included approximately $0.7 million of non-recurring revenues associated with construction, engineering and design services rendered to customers.



Our net loss for the three months ended March 31, 2000 was approximately
$8.3 million, or $0.50 per share, compared to a net loss of about $5.3 million or $0.33 per share for the same period in 1999.

EBITDA for the three months ended March 31, 2000 was a loss of approximately $2.0 million, compared to a loss of approximately $1.7 million for the same period in 1999. Our capital expenditures for the quarter were approximately $13.6 million, compared to approximately $14.8 million for the first quarter of 1999.


The offering

Common Stock offered by selling                3,000,000 shares
  stockholder................................

Underwriters' over-allotment option..........  450,000 shares

Use of proceeds..............................  We will not receive any proceeds from the sale of shares in this offering

Nasdaq National Market symbol................  "NOPT"

Summary historical consolidated financial data

We have summarized below our historical consolidated financial data as of December 31, 1999 and for each of the three years in the period ended
December 31, 1999, derived from our consolidated financial statements audited by Arthur Andersen LLP, independent public accountants. When you read the information below, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus.

                                                                 Year ended December 31,
Statement of operations data
                                                               1997         1998(1)            1999
---------------------------------------------------------------------------------------------------
Revenues.............................................  $   394,704    $    863,672    $  5,665,276
Operating expenses...................................    2,693,037       9,175,280      19,895,829
                                                       -----------    ------------    ------------
Loss from operations.................................   (2,298,333)     (8,311,608)    (14,230,553)
Interest expense, net................................       (2,893)     (4,464,583)    (13,299,215)
Minority interest(2).................................    1,080,200       1,108,933              --
Benefit from income taxes............................     (261,000)       (315,000)             --
                                                       -----------    ------------    ------------
Loss before extraordinary item.......................     (960,026)    (11,352,258)    (27,529,768)
Extraordinary item(3)................................           --      (1,363,155)             --
                                                       -----------    ------------    ------------
Net loss.............................................  $  (960,026)   $(12,715,413)   $(27,529,768)
                                                       ===========    ============    ============
Basic and diluted loss per share before extraordinary
  item...............................................  $     (3.37)   $      (1.70)   $      (1.70)
                                                       ===========    ============    ============
Basic and diluted loss per share.....................  $     (3.37)   $      (1.90)   $      (1.70)
                                                       ===========    ============    ============
Basic and diluted weighted average shares
  outstanding........................................      284,828       6,675,717      16,172,026
                                                       ===========    ============    ============

                                                                       December 31,
Balance sheet data
                                                               1997            1998            1999
---------------------------------------------------------------------------------------------------
Cash and cash equivalents............................  $ 1,098,452    $ 57,737,792    $  4,768,389
Short-term investments...............................           --      48,581,949      66,803,311
Restricted investments...............................      819,923      79,923,257      54,212,154
Property, plant and equipment........................   16,534,703      52,922,677      94,924,843
Working capital......................................   (3,463,011)    112,995,534      68,928,133
Total assets(4)......................................   23,461,000     291,912,234     280,633,376
Long-term account payable--Communications Network....           --              --       4,682,858
Long-term debt, including current maturities.........    2,118,905     180,127,619     180,000,000
Stockholders' equity.................................    9,314,224      93,034,684      67,466,790

                                                                 Year ended December 31,
Statement of cash flow data
                                                               1997            1998            1999
---------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities......  $  (813,704)   $  2,954,322    $(17,970,325)
Cash used in investing activities....................   (8,798,251)    (93,772,328)    (68,323,061)
Cash provided by financing activities................    5,845,482     147,457,346      33,323,983

                                                                 Year ended December 31,
Other financial data
                                                               1997            1998            1999
---------------------------------------------------------------------------------------------------
EBITDA(5)............................................  $  (665,271)   $ (6,767,536)   $ (8,080,833)
Depreciation and amortization........................      552,862       1,798,294       6,149,720
Capital expenditures.................................    5,609,459      38,947,267      48,583,642
Ratio of deficiency to fixed charges(6)..............       (10.11)x          (.45)x          (.23)x

                                                                       December 31,
Other operating data
                                                                  1997       1998       1999
--------------------------------------------------------------------------------------------
Route miles.................................................      187        600        980
Fiber miles.................................................   14,000     49,000     63,800
Points of presence..........................................        3          4         34
Collocation facilities......................................        0          3          9

------------


(1) IF OUR REORGANIZATION INTO A DELAWARE CORPORATION HAD OCCURRED ON JANUARY 1, 1998, OUR PRO FORMA BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING AND THE LOSS PER SHARE FOR THE YEAR ENDED DECEMBER 31, 1998 WOULD HAVE AMOUNTED TO 16,065,285 AND $0.79, RESPECTIVELY.


(2) MINORITY INTEREST CONSISTED OF THE INTERESTS OF MEMBERS OTHER THAN CENTRAL MAINE POWER COMPANY IN OUR FORMER SUBSIDIARIES, FIVECOM LLC, NECOM LLC AND FIVECOM OF MAINE LLC. IN JULY 1998, THESE SUBSIDIARIES WERE MERGED INTO FIVECOM, INC. AND FIVECOM, INC. WAS REINCORPORATED IN DELAWARE UNDER THE NAME "NORTHEAST OPTIC NETWORK, INC." CHANGES IN MINORITY INTEREST REFLECTED MEMBERS' CAPITAL ADJUSTED BY THEIR PORTION OF THE NET LOSS.

(3) EXTRAORDINARY ITEM REFLECTS THE WRITE-OFF OF DEFERRED FINANCING COST OF $1,363,155 RELATED TO THE EXTINGUISHMENT OF DEBT WITH A PORTION OF THE PROCEEDS OF OUR CONCURRENT PUBLIC OFFERINGS OF DEBT AND EQUITY IN
    JULY 1998.

(4) IN CONNECTION WITH OUR REORGANIZATION IN 1998, WE RECORDED AN INTANGIBLE ASSET OF $47,871,068 TO REFLECT OUR ACQUISITION OF NORTHEAST UTILITIES' MINORITY INTEREST IN A SUBSIDIARY, NECOM LLC, IN ACCORDANCE WITH AICPA ACCOUNTING INTERPRETATION 39 TO APB OPINION NO. 16, BUSINESS COMBINATIONS (AIN-39).

(5) EBITDA IS DEFINED AS NET LOSS BEFORE INTEREST EXPENSE, NET; LOAN COMMITMENT FEES; BENEFIT FROM INCOME TAXES; AND DEPRECIATION AND AMORTIZATION. EBITDA IS PRESENTED BECAUSE IT IS COMMONLY USED BY CERTAIN INVESTORS AND ANALYSTS TO ANALYZE AND COMPARE A COMPANY'S OPERATING PERFORMANCE AND TO DETERMINE A COMPANY'S ABILITY TO INCUR AND SERVICE DEBT. EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION FROM, OR AS A SUBSTITUTE FOR, NET INCOME, CASH FLOW FROM OPERATING ACTIVITIES, OR OTHER CONSOLIDATED INCOME OR CASH FLOW STATEMENT DATA PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR AS A MEASURE OF PROFITABILITY OR LIQUIDITY. EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES FOR OTHER COMPANIES AND DOES NOT NECESSARILY REPRESENT THE AMOUNT OF FUNDS AVAILABLE FOR MANAGEMENT'S USE.

(6) FOR PURPOSES OF CALCULATING THE RATIO OF DEFICIENCY TO FIXED CHARGES:
    EARNINGS CONSIST OF LOSS BEFORE INCOME TAX BENEFIT, PLUS FIXED CHARGES, EXCLUDING CAPITALIZED INTEREST, AND FIXED CHARGES CONSIST OF INTEREST EXPENSES AND CAPITALIZED INTEREST, PLUS AMORTIZATION OF DEFERRED FINANCING COSTS. FOR THE PERIODS ENDED DECEMBER 31, 1997, 1998 AND 1999, OUR EARNINGS WERE INSUFFICIENT TO COVER FIXED CHARGES BY APPROXIMATELY $3,124,000, $4,795,000 AND $5,721,000, RESPECTIVELY.

--------------------------------------------------------------------------------

Risk factors

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS STRATEGY

We have had significant net losses and our operating results have varied and will continue to vary significantly.

Our current business has a very limited history. We have incurred net losses since our inception. Our future operating results will fluctuate annually and quarterly due to several factors, some of which are outside our control. These factors include pricing strategies for our services, changes in telecommunications technology, changes in the regulatory environment, cost and timely availability of equipment, cost of construction and changes in general and local economic conditions.

Our business strategy depends upon anticipated customer demand for our services, and our failure to obtain customers for our services at profitable rates would adversely affect our business results.

Our ability to become profitable depends upon our ability to secure a market for our services and obtain service contracts with our communications customers. Many of our targeted customers may also be our potential competitors. If our services are not satisfactory or cost competitive, our targeted customers may utilize other providers where available, or construct their own networks, which would reduce their need for our services and create future sources of competition for us.

Intense competition in the telecommunications industry from a broad range of competitors may prevent us from obtaining customers and require us to cut prices.

The telecommunications industry is highly competitive. We face substantial competition from companies with significantly greater financial and other resources whose capacity is interchangeable with the capacity we offer, including incumbent local telephone companies, competitive local telephone companies and major long distance companies. In addition, potential competitors capable of offering services similar to those offered by us include other communications service providers that own and operate their own networks and equipment, including cable television companies, electric utilities, microwave carriers, satellite carriers, wireless communication system operators and end-users with private communications networks. Two of our principal stockholders, Northeast Utilities and CMP Group, Inc., an affiliate of the selling stockholder, each own or have rights to fibers in the cable that includes a portion of our network, which permits each of them to compete directly with us in the future if they use these fibers for purposes other than their corporate requirements. Our rights-of-way are non-exclusive so that other service providers (including the utilities themselves) could install competing networks using the same rights-of-way.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

Because we offer a relatively narrow range of services in comparison to some of our competitors, we cannot achieve revenues comparable to companies offering a broader array of services and may be at a competitive disadvantage with respect to the services we offer.

Unlike more diversified telecommunications companies, we derive and expect to continue to derive substantially all of our revenues from the leasing of fiber optic capacity on a wholesale basis to our customers, most of whom are telecommunications companies and Internet service providers serving end-users. The limited nature of our current services could limit our potential revenues and result in our having lower revenues than competitors which provide a wider array of services.

Due to rapidly evolving technologies in our industry and the uncertainty of future government regulation, our current business plan may become obsolete and we may be unable to maintain a competitive position if we are unable to successfully adjust our products, services and business strategies as required.

In the future, we may become subject to more intense competition due to the development of new technologies, an increased supply of domestic and international transmission capacity, the consolidation in the industry among local and long distance service providers and the effects of deregulation resulting from the Telecommunications Act of 1996. The introduction of new services and products or the emergence of new technologies may change the cost or increase the supply of services and products similar to those which we provide. We cannot predict which of many possible future product and service offerings will be crucial to maintain our competitive position or what expenditures will be required to develop profitably and provide such products and services. Prices for our services to carriers specifically, and interstate services in general, may decline over the next several years due primarily to price competition to the extent that network providers continue to install networks that compete with our network. We also believe that there will be technological advances that will permit substantial increases in the transmission capacity of both new and existing fiber.

A limited number of customers has accounted for a significant percentage of our revenues.

Historically, a limited number of customers has accounted for a significant percentage of our revenues. In 1998, three customers accounted for 50%, 19% and 12% of revenues, respectively. In 1999, three customers accounted for 18%, 16% and 13% of revenues, respectively. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues of a small number of customers.

--------------------------------------------------------------------------------
8

Risk factors
--------------------------------------------------------------------------------

RISKS RELATING TO THE EXPANSION AND OPERATION OF OUR FIBER OPTIC NETWORK


The successful, timely and cost-effective expansion of our fiber optic network within the Northeast and into the Mid-Atlantic region is crucial to our business plan, and depends upon numerous factors beyond our control.



Our ability to achieve our strategic objectives depends in large part upon the successful, timely and cost-effective expansion of our fiber optic network within the Northeast and into the Mid-Atlantic region. Among the major factors that could affect our success are:



- the inability to consummate, or a delay in consummating, our agreement with Consolidated Edison Communications, which remains subject to substantial regulatory conditions which have already resulted in delays; and



- the failure of both affiliated and third-party suppliers or contractors to meet their obligations to construct and maintain significant portions of our fiber optic network in a timely and cost-effective manner.



Either of these factors, or other factors, over which we have little control, could significantly hinder our ability to complete our network and execute our business plan.



Each of our agreements with Consolidated Edison Communications and Exelon Corporation is subject to possible termination if the closing under that agreement does not occur by September 7, 2000.



Each of our agreements with Consolidated Edison Communications and Exelon Corporation is subject to termination by either party if the closing conditions under that agreement have not been satisfied by September 7, 2000. Both of these agreements are subject to substantial closing conditions that may not be satisfied by September 7, 2000. If one or both of these agreements is terminated, our business plan will be adversely affected.



Our agreement with Consolidated Edison Communications for the expansion of our network in New York City has encountered regulatory delays.



Consolidated Edison Communications' application for a municipal franchise to operate as a telecommunications carrier in New York City and the application of its parent, Consolidated Edison, which would enable it to install fiber optic cable in its conduits, have encountered delays, and we cannot be sure when they will be granted, if at all. Our agreement with Consolidated Edison Communications is contingent on this approval, and if the necessary approvals are not forthcoming, we may be forced to serve New York City using alternative rights of way shared by other carriers that would not provide the same route diversity as those offered by Consolidated Edison Communications. A significant delay in obtaining the necessary approvals, or in our decision to select an alternative means of serving this area, would delay our expansion into New York City.


--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

The expenditures necessary to sufficiently expand our fiber optic network and develop our services in order to satisfy the current and forecasted demands of our customers may surpass our available cash, and we may be unable to obtain additional capital to develop our services on a timely basis and on acceptable terms.


Although we have expended significant resources in building our network from Portland, Maine to New York City and the development of our customer base, we will require significant additional cash in order to expand our geographic coverage and the range of services which we can offer throughout our service area in order to be competitive in our market. These expenditures for expansion and for more services, together with associated operating expenses, will reduce our cash flow and profitability until we establish an adequate customer base throughout all of our coverage areas. To date, we have expended substantial amounts on construction of our network from the proceeds of our financing activities and, accordingly, we have generated negative cash flow. We may need to obtain additional capital to expand our services and increase our service territory, and cannot guarantee that additional financing will be available to us or, if available, that we can obtain it on a timely basis and on acceptable terms.


We obtain some of the key components used in our fiber optic network from a single source or a limited group of suppliers, and the partial or complete loss of one of these suppliers could disrupt our operations and result in a substantial loss of revenue.


We depend upon a small group of suppliers for some of the key components and parts used in our network. In particular, we purchase cable from Lucent-Fitel and from Corning, and we purchase fiber optic equipment from Nortel Networks, Cerent Corporation and Sycamore Networks. Any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into our network could disrupt our operations.


Our fiber optic network, which is our sole source of revenue, is vulnerable to physical damage, catastrophic outages, power loss and other disruptions beyond our control, and the occurrence of any of these failures could result in immediate loss of revenue, payment of outage credits to our customers and, more importantly, the loss of our customers' confidence and our business reputation.

Our success in marketing our services to our customers requires that we provide high reliability, high bandwidth and a secure network. Our network and the infrastructure upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond our control that may cause interruptions in service or reduced capacity for customers. Our agreements with our customers typically provide for the payment of outage related credits (a predetermined reduction or offset against our lease rate when a customer's leased facility is non-operational or otherwise does not meet certain operating parameters) or damages in the event of a disruption in service. These credits or damages could be substantial and could significantly decrease our net revenue. Significant or lengthy outages would also undermine our customers' confidence in our fiber optic network and injure our business reputation.

--------------------------------------------------------------------------------
10

Risk factors
--------------------------------------------------------------------------------

RISKS RELATING TO OUR RIGHTS-OF-WAY

We could lose the contract rights upon which we rely to operate and maintain our network in the event of bankruptcy proceedings relating to one or more of the third parties that have granted to us the right to build and operate our network using their rights-of-way.

The construction and operation of significant portions of our fiber optic network depend upon contract rights known as indefeasible rights-of-use. Indefeasible rights-of-use are commonly used in the telecommunications industry, but remain a relatively new concept in property law. Although indefeasible rights-of-use give the holder a number of rights to control the relevant rights-of-way or fiber optic filaments, legal title remains with the grantor of the rights. Therefore, the legal status of indefeasible rights-of-use remains uncertain, and our indefeasible rights-of-use might be voidable in the event of bankruptcy of the grantor. If we were to lose an indefeasible right-of-use in a key portion of our network, our ability to service our customers could become seriously impaired and we could be required to incur significant expense to resume the operation of our fiber optic network in the affected areas.

Despite our existing rights-of-way, we may be forced to make substantial additional payments to the affected landowners or remove our network from their property, which would significantly harm our business and our results of operations.

Our indefeasible rights-of-use depend on the grantor's interest in the property on which our network is located. To the extent that a grantor of an indefeasible right-of-use has a limited easement in the underlying property and not full legal title, the adequacy of our indefeasible rights-of-use could be challenged in court. For example, in May 1999, AT&T entered into a costly settlement of a class action suit brought by landowners who asserted that the railroad-based rights-of-way upon which AT&T had relied to build portions of its fiber optic network were insufficient to permit AT&T to use these rights-of-way for telecommunications purposes.

We believe that it is likely that a number of landowners may make similar claims against us based on our use of utility rights-of-way for our telecommunications purposes. In fact, some landowners have already asserted claims against us on this basis, and, to date, in two cases, rather than electing to contest the landowners' interpretation of the scope of the easement, we have made a payment to such landowners to acquire rights-of-way meeting our requirements. We believe that the easements granted by a substantial number of landowners to grantors of our indefeasible rights-of-use are similar in scope to those with respect to which claims have been asserted, and we cannot guarantee that additional claims will not be made in the future.

Because significant portions of our fiber optic network are constructed upon rights-of-way controlled by electric utility companies which generally place the operation of their electrical facilities ahead of the operation of our fiber optic network, we may be unable to construct and operate our fiber optic network in the affected areas without periodic interruptions and delays caused by the day-to-day operations of these utility companies.

Our rights-of-way agreements with Northeast Utilities and Central Maine Power Company contain provisions which acknowledge the right of Northeast Utilities and Central Maine Power, respectively, to make the provision of electrical services to their own customers their top priority. Northeast Utilities

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

and Central Maine Power are required only to exercise "reasonable care" with respect to our facilities and are otherwise free to take whatever actions they deem appropriate with respect to ensuring or restoring service to their electricity customers, any of which actions could impair operation of our network. In addition, some of our ongoing operational efforts are constrained by the limited ability of the utilities to de-energize segments of their transmission and distribution facilities in order to permit construction crews to work safely. We have experienced construction delays in the past as a result of such inability to timely de-energize certain segments and we may experience such delays in the future.

RISKS RELATING TO GOVERNMENT REGULATION

Federal regulation of the telecommunications industry is changing rapidly and we could become subject to unfavorable new rules and requirements which could impose substantial financial and administrative burdens on us and interfere with our ability to successfully execute our business strategies.

Regulation of the telecommunications industry is changing rapidly. Existing and future federal, state, and local governmental regulations will greatly influence our viability. Consequently, undesirable regulatory changes could adversely affect our business, financial condition and results of operations.

Revenues from lit services to Internet service providers, which represent a portion of our revenues, are subject to contributions to the FCC's Universal Service Fund.

While we generally do not deal directly with end-users of telecommunications services and are therefore generally exempt from contributing to the FCC's Universal Service Fund, the FCC treats Internet service providers purchasing lit services as end-users for these purposes. Our revenues from providing these services, which represent a portion of our revenues, are therefore subject to an assessment of 5.8% of gross interstate revenue for the fourth quarter of 1999, and this assessment could increase.

If we become subject to regulation as a common carrier in the future, we would be subject to additional regulatory requirements.

We do not believe that we are currently a "common carrier," but that status could change based on differing interpretations of current regulations, regulatory changes and changes in the way we conduct our business. If we become regulated as a common carrier, we would have to file tariffs for our services with the FCC and submit other reports, and would be required to contribute to federal funds including, but not limited to, those established for Telecommunications Relay Services and for the management of the North American Numbering Plan. These regulatory requirements could impose substantial burdens on us.

A recent FCC decision requiring incumbent local telephone companies to provide their dark fiber to third parties may increase competition among providers of dark fiber services.

The Communications Act of 1934 requires incumbent local telephone companies to provide elements of their networks to competitors on an unbundled basis. In a recent decision, the FCC determined that dark fiber is a network element that incumbent local telephone companies must provide to others. The availability of this alternative source of supply could decrease the demand for our dark fiber.

--------------------------------------------------------------------------------
12

Risk factors
--------------------------------------------------------------------------------

Regulatory changes could affect relationships between us, our competitors and customers in unforseeable ways that could reduce our business opportunities.

Our relationships with the telecommunications companies with whom we deal are all affected by our respective positions in the FCC's regulatory scheme. Accordingly, changes in federal telecommunications law may affect our business by virtue of the interrelationships that exist among us and many of these regulated telecommunications entities. It is difficult for us to forecast at this time how these changes will affect us in light of the complex interrelationships that exist in the industry and the different levels of regulation.

State regulation of companies providing telecommunications services varies substantially from state to state and we may become subject to burdensome and restrictive state regulations as we expand our fiber optic network into a broader geographic area, which could interfere with our operations and our ability to meet our strategic objectives.


We may be subject to state regulation, which can vary substantially from state to state. Our subsidiaries in New York and Connecticut have obtained authority to provide intrastate telecommunications services on a competitive common carrier basis. Therefore, these subsidiaries are subject to the obligations that applicable law places on all similarly certificated common carriers including the filing of tariffs, state regulation of certain service offerings, pricing, payment of regulatory fees and reporting requirements. The costs of compliance with these regulatory obligations, or any of the regulatory requirements of other states to which we might become subject, could have a material adverse effect on our operations. Moreover, some of our rights-of-way depend on our status as a common carrier in these states, and if that status were to be successfully challenged, those rights-of-way could be terminated.


Municipal regulation of our access to public rights-of-way is subject to change and could impose administrative burdens that would adversely affect our business.

Local governments typically retain the ability to license public rights-of-way, subject to the federal requirement that local governments may not prohibit the provision of telecommunications services. Changes in local government regulation could impose additional costs on our business and limit our operations. Local authorities affect the timing and costs associated with our use of public rights-of-way.

RISKS RELATING TO OUR CAPITALIZATION AND THIS OFFERING

Because we have a large amount of debt, we will be required to devote a significant portion of our cash flow to pay interest and we may not have sufficient remaining cash flow to meet our other obligations and execute our business strategies.

We are highly leveraged. Our high degree of debt, including our $180 million
12 3/4% Senior Notes Due 2008, could have adverse consequences to the holders of our equity securities. Commencing on August 15, 2002, a substantial portion of our cash flow will be dedicated to the payment of the $22,950,000 per annum of interest expense associated with our debt and such cash flow may be insufficient to meet our payment obligations on our debt in addition to paying our other obligations as they become due. In addition, due to our leverage ratio, our ability to obtain any necessary financing in the future for completion of our network or other purposes may be impaired. Also, certain of our

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

future borrowings may be at variable rates of interest that could cause us to be vulnerable to increases in interest rates. Because we are highly leveraged, we may be at a competitive disadvantage to our competitors and may be especially vulnerable to a downturn in our business or the economy generally, or to delays in or increases in the costs of operating and constructing our network.

In connection with our substantial public debt, we have agreed to significant restrictions on our operations that limit our ability to enter into major corporate transactions, and as a result we may be unable to pursue potential corporate opportunities which would benefit us and our stockholders.

The indenture under which our debt was issued imposes significant operating and financing restrictions on us and our present and future subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, our ability to incur indebtedness, pay dividends and make other restricted payments, create liens, issue and sell capital stock of subsidiaries, guarantee indebtedness, sell assets or consolidate, merge or transfer all or substantially all of our assets. These limitations could prevent us from exploiting corporate opportunities as they arise, which could be detrimental to the interests of our stockholders.

The interests of our directors, executive officers and principal stockholders could conflict with the interests of other stockholders, including the purchasers in this offering.

Following completion of this offering, our principal stockholders, together with our directors and officers, will hold or control approximately 50% of our outstanding common stock. Accordingly, these stockholders will control the outcome of stockholder votes, including votes concerning the election of directors, amendments to our by-laws and charter, and the approval of significant corporate transactions such as a merger or a sale of our assets. This influence could discourage others from initiating a potential merger, takeover or other change of control, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. For more information, see "Principal and Selling Stockholders."


Consolidated Edison has agreed to acquire our largest stockholder, Northeast Utilities, which owns 29% of our common stock, and would acquire shares representing approximately 10.75% of our stock upon the closing of our agreement with its subsidiary, Consolidated Edison Communications. As a result of these transactions, Consolidated Edison would have a significant interest in us, allowing it to exercise influence and control over our affairs, including our operations in New York City, the nation's largest telecommunications market. In this case and in others, the interests of Consolidated Edison and those of our other stockholders may not coincide.


Purchasers of our common stock will experience immediate and significant dilution upon purchasing shares in this offering because the public offering price of those shares will exceed their book value.


Purchasers of our common stock in this offering will pay a price per share which is substantially higher than the net tangible book value per share of our currently outstanding common stock. Consequently, purchasers of common stock in this offering will suffer dilution of $55.40 per share from their investment, based on an estimated offering price of $56.00 per share. See "Dilution."


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14

--------------------------------------------------------------------------------

Special note regarding forward-looking information

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, but without limiting the foregoing, our statements about our agreements with Consolidated Edison Communications and Exelon Corporation, the satisfaction of the conditions under those agreements and the extent of our network following the consummation of the closing under each of those agreements constitute forward-looking statements. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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                                                                              15

--------------------------------------------------------------------------------

Use of proceeds

We will not receive any proceeds from the sale of shares by the selling stockholder.

Price range of common stock

Our common stock began trading on the Nasdaq National Market under the symbol "NOPT" on July 31, 1998. The following table sets forth the high and low closing sales prices for our common stock as reported on the Nasdaq National Market for the periods indicated.


                                                                   High        Low
----------------------------------------------------------------------------------
1998
Third Quarter (beginning July 31, 1998).....................  $ 10.500    $ 6.000
Fourth Quarter..............................................    11.250      5.250

1999
First Quarter...............................................    17.625      9.125
Second Quarter..............................................    18.875     13.625
Third Quarter...............................................    45.000     15.250
Fourth Quarter..............................................    76.500     31.250

2000
First Quarter...............................................  $149.875    $61.438
Second Quarter (through April 28, 2000).....................  $ 80.438    $39.938



On April 28, 2000, the last reported sale price for our common stock was $56.00 per share. As of March 27, 2000, there were approximately 87 holders of record of our common stock and approximately 11,719 beneficial holders.


Dividend policy

We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business. Furthermore, the indenture governing our $180 million 12 3/4% Senior Notes Due 2008 restricts our ability to pay dividends on our common stock.

--------------------------------------------------------------------------------
16

--------------------------------------------------------------------------------

Dilution


The net tangible book value of our common stock as of December 31, 1999 was approximately $9,895,000, or approximately $0.60 per share. "Net tangible book value" per share represents the amount of our total tangible assets less total liabilities, divided by 16,393,534 shares of common stock outstanding as of December 31, 1999. Your investment in this offering will result in an immediate dilution in net tangible book value of $55.40 per share to new investors, based on an estimated offering price of $56.00 per share. The following table illustrates the per share dilution:



Public offering price per share.............................  $  56.00
Net tangible book value per share...........................  $   0.60
                                                              --------
Dilution per share to new investors.........................  $  55.40
                                                              ========


The table above assumes no exercise of outstanding options. As of December 31, 1999, there were 1,896,580 shares of common stock subject to outstanding options at a weighted exercise price of approximately $12.75 per share, and 376,923 shares were reserved for issuance under our stock plans as of December 31, 1999. To the extent outstanding options are exercised, there will be further dilution to new investors.

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                                                                              17

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of December 31, 1999. The outstanding share information excludes:

- 1,896,580 shares of common stock issuable on exercise of outstanding options as of December 31, 1999 with a weighted average exercise price of $12.75, of which options to purchase 584,420 shares were then exercisable;

- 376,923 shares of common stock reserved for future issuance under our stock plans; and

- 4,554,865 shares issuable to Consolidated Edison Communications and Exelon Corporation under the terms of our November 1999 agreements with each of them, assuming that we complete the transactions. Consolidated Edison Communications and Exelon Corporation may purchase additional shares in order to maintain their proportionate interests in the event of certain dilutive issuances occurring prior to the consummation of the transactions contemplated by the agreements.

                                                              December 31, 1999
-------------------------------------------------------------------------------
Long-term debt, less current portion........................     $180,000,000

Preferred stock, $.01 par value; 2,000,000 shares
  authorized, no shares issued and outstanding..............               --

Common stock, $.01 par value; 30,000,000 shares authorized,
  16,393,534 shares issued and outstanding..................          163,935

Additional paid-in capital..................................      110,072,881

Accumulated deficit.........................................      (42,770,026)

  Total stockholders' equity................................       67,466,790
                                                                 ------------

    Total capitalization....................................     $247,466,790
                                                                 ============

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18

--------------------------------------------------------------------------------

Selected consolidated financial and operating data

The following selected consolidated financial and operating data presented below as of December 31, 1997, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, our independent public accountants. When you read the information below, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus.

                                                                 Year ended December 31,
Statement of operations data
                                                               1997         1998(1)           1999
--------------------------------------------------------------------------------------------------
Revenues..............................................  $   394,704   $     863,672   $  5,665,276
Operating expenses....................................    2,693,037       9,175,280     19,895,829
                                                        -----------   -------------   ------------
Loss from operations..................................   (2,298,333)     (8,311,608)   (14,230,553)
Interest expense, net.................................       (2,893)     (4,464,583)   (13,299,215)
Minority interest(2)..................................    1,080,200       1,108,933             --
Benefit from income taxes.............................     (261,000)       (315,000)            --
                                                        -----------   -------------   ------------
Loss before extraordinary item........................     (960,026)    (11,352,258)   (27,529,768)
Extraordinary item(3).................................           --      (1,363,155)            --
                                                        -----------   -------------   ------------
Net loss..............................................  $  (960,026)  $ (12,715,413)  $(27,529,768)
                                                        ===========   =============   ============
Basic and diluted loss per share before extraordinary
  item................................................  $     (3.37)  $       (1.70)  $      (1.70)
                                                        ===========   =============   ============
Basic and diluted loss per share......................  $     (3.37)  $       (1.90)  $      (1.70)
                                                        ===========   =============   ============
Basic and diluted weighted average shares
  outstanding.........................................      284,828       6,675,717     16,172,026
                                                        ===========   =============   ============

                                                                       December 31,
Balance sheet data
                                                               1997            1998           1999
--------------------------------------------------------------------------------------------------
Cash and cash equivalents.............................  $ 1,098,452   $ 57,737,792    $  4,768,389
Short-term investments................................           --     48,581,949      66,803,311
Restricted investments................................      819,923     79,923,257      54,212,154
Property, plant and equipment, net....................   16,534,703     52,922,677      94,924,843
Working capital.......................................   (3,463,011)   112,995,534      68,928,133
Total assets(4).......................................   23,461,000    291,912,234     280,633,376
Long-term account payable--Communications Network.....           --             --       4,682,858
Long-term debt, including current maturities..........    2,118,905    180,127,619     180,000,000
Stockholders' equity..................................    9,314,224     93,034,684      67,466,790

                                                                 Year ended December 31,
Statement of cash flows data
                                                               1997            1998           1999
--------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities.......  $  (813,704)  $  2,954,322    $(17,970,325)
Cash used in investing activities.....................   (8,798,251)   (93,772,328)    (68,323,061)
Cash provided by financing activities.................    5,845,482    147,457,346      33,323,983

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                                                                              19

--------------------------------------------------------------------------------

                                                                 Year ended December 31,
Other financial data
                                                               1997            1998           1999
--------------------------------------------------------------------------------------------------
EBITDA(5).............................................     (665,271)    (6,767,536)     (8,080,833)
Depreciation and amortization.........................      552,862      1,798,294       6,149,720
Capital expenditures..................................    5,609,459     38,947,267      48,583,642
Ratio of deficiency to fixed charges(6)...............       (10.11)x         (.45)x          (.23)x

                                                                        December 31,
Other operating data
                                                                1997            1998           1999
---------------------------------------------------------------------------------------------------
Route miles............................................          187            600            980
Fiber miles............................................       14,000         49,000         63,800
Points of presence.....................................            3              4             34
Collocation facilities.................................            0              3              9

------------

(1) IF OUR REORGANIZATION INTO A DELAWARE CORPORATION HAD OCCURRED ON JANUARY 1, 1998, THE PRO FORMA BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING AND THE LOSS PER SHARE FOR THE YEAR ENDED DECEMBER 31, 1998 WOULD HAVE AMOUNTED TO 16,065,285 AND $0.79, RESPECTIVELY.

(2) MINORITY INTEREST CONSISTED OF THE INTERESTS OF MEMBERS OTHER THAN CENTRAL MAINE POWER COMPANY IN OUR FORMER SUBSIDIARIES, FIVECOM LLC, NECOM LLC AND FIVECOM OF MAINE LLC. IN JULY 1998, THESE SUBSIDIARIES WERE MERGED INTO FIVECOM, INC. AND FIVECOM, INC. WAS REINCORPORATED IN DELAWARE UNDER THE NAME "NORTHEAST OPTIC NETWORK, INC." CHANGES IN MINORITY INTEREST REFLECTED MEMBERS' CAPITAL ADJUSTED BY THEIR PORTION OF THE NET LOSS.

(3) EXTRAORDINARY ITEM REFLECTS THE WRITE-OFF OF DEFERRED FINANCING COST OF $1,363,155 RELATED TO THE EXTINGUISHMENT OF DEBT WITH A PORTION OF THE PROCEEDS OF OUR CONCURRENT PUBLIC OFFERINGS OF DEBT AND EQUITY IN
    JULY 1998.

(4) IN CONNECTION WITH OUR REORGANIZATION IN 1998, WE RECORDED AN INTANGIBLE ASSET OF $47,871,068 TO REFLECT OUR ACQUISITION OF NORTHEAST UTILITIES' MINORITY INTEREST IN A SUBSIDIARY, NECOM LLC, IN ACCORDANCE WITH AICPA ACCOUNTING INTERPRETATION 39 TO APB OPINION NO. 16, BUSINESS COMBINATIONS (AIN-39).

(5) EBITDA IS DEFINED AS NET LOSS BEFORE INTEREST EXPENSE, NET; LOAN COMMITMENT FEES; BENEFIT FROM INCOME TAXES; AND DEPRECIATION AND AMORTIZATION. EBITDA IS PRESENTED BECAUSE IT IS COMMONLY USED BY CERTAIN INVESTORS AND ANALYSTS TO ANALYZE AND COMPARE A COMPANY'S OPERATING PERFORMANCE AND TO DETERMINE A COMPANY'S ABILITY TO INCUR AND SERVICE DEBT. EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION FROM, OR A SUBSTITUTE FOR, NET INCOME, CASH FLOW FROM OPERATING ACTIVITIES, OR OTHER CONSOLIDATED INCOME OR CASH FLOW STATEMENT DATA PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR AS A MEASURE OF PROFITABILITY OR LIQUIDITY. EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES FOR OTHER COMPANIES AND DOES NOT NECESSARILY REPRESENT THE AMOUNT OF FUNDS AVAILABLE FOR MANAGEMENT'S USE.

(6) FOR PURPOSES OF CALCULATING THE RATIO OF DEFICIENCY TO FIXED CHARGES:
    EARNINGS CONSIST OF LOSS BEFORE INCOME TAX BENEFIT, PLUS FIXED CHARGES, EXCLUDING CAPITALIZED INTEREST, AND FIXED CHARGES CONSIST OF INTEREST EXPENSES AND CAPITALIZED INTEREST, PLUS AMORTIZATION OF DEFERRED FINANCING COSTS. FOR THE PERIODS ENDED DECEMBER 31, 1997, 1998 AND 1999, OUR EARNINGS WERE INSUFFICIENT TO COVER FIXED CHARGES BY APPROXIMATELY $3,124,000, $4,795,000 AND $5,721,000, RESPECTIVELY.

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Management's discussion and analysis
of financial condition and results of operations

YOU SHOULD READ THE FOLLOWING DISCUSSION AND ANALYSIS TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO OUR CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS.

Overview

We own and operate a technologically advanced, high-bandwidth fiber optic network providing capacity on a wholesale basis to telecommunications service providers, including local, long distance and wireless telephone companies and Internet service providers. Our network currently extends from Portland, Maine to New York City and agreements currently in place would, subject to regulatory approval, extend our network to Philadelphia, Baltimore and Washington, D.C. and expand the reach of our network in and around New York City. Our customers can connect directly to our network at multiple locations in the larger cities we serve and also in the smaller communities along our network's routes.

To date we have experienced net losses and negative cash flow from operating activities. From our inception to the present, our principal activities included building our network, developing our business plans, hiring management and other key personnel and negotiating and executing customer contracts. In the third quarter of 1999, we commenced the roll-out of our lit services into New York City. We expect to continue to generate net losses and negative cash flow as we expand our operations. Whether or when we will generate positive cash flow from operating activities will depend on a number of financial, competitive, regulatory, technical and other factors. See "--Liquidity and Capital Resources."

Our network service revenues include long-term leases of dark fiber and shorter-term leases of lit fiber at fixed-cost pricing over multi-year terms. We also provide collocation services at our facilities. Other service revenues include nonrecurring design, engineering and construction services. We generally receive fixed monthly payments from our customers for the leasing of capacity on our network and recognize revenues ratably over the term of the applicable customer agreement. Other service revenues are non-refundable and are generally recognized as services are performed.

In 1999, approximately 44% of our revenues consisted of other service revenues. We anticipate that as we proceed with the deployment of our network, the percentage of revenues which we receive from network services will increase as a percentage of revenues.

Our costs consist primarily of cost of sales, selling, general and administrative expenses, depreciation and amortization and interest expense. Cost of sales relates to lease payments for fiber optic facilities, network surveillance, operations and maintenance costs and property taxes. Selling, general and administrative expenses relate to expenses in connection with sales and marketing infrastructure, including personnel, advertising costs and promotional activities and management and information technology. Depreciation and amortization expense is associated with the buildout of our network, as well as goodwill from our reorganization on July 8, 1998. Interest expense relates to interest on our $180 million 12 3/4% Senior Notes Due 2008.

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operations
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RESULTS OF OPERATIONS

Year ended December 31, 1999 compared to the year ended December 31, 1998

Revenues increased by $4,801,604 or 556% to $5,665,276 in the year ended December 31, 1999 from $863,672 in the year ended December 31, 1998. Revenues in 1999 were generated by recurring lease services of $3,152,348 and other service revenue of $2,512,928 which consists of collocation revenues and nonrecurring revenues related to design, engineering, and construction.

Total cost of sales for the year ended December 31, 1999 was $6,365,758, an increase of 193% over the $2,176,266 recorded in the year ended December 31, 1998. This increase was primarily due to lease payments for fiber optic facilities, network surveillance cost, operations and maintenance costs and property taxes resulting from network expansion in our service territory.

Selling, general and administrative expenses increased 42% to $7,380,351 for the year ended December 31, 1999 from $5,200,720 in the year ended December 31, 1998, reflecting an investment in the sales and marketing infrastructure, including personnel, advertising costs and promotional activities and an increase in management and information technology.

Depreciation and amortization expense increased 242% to $6,149,720 for the year ended December 31, 1999, compared to $1,798,294 for the year ended December 31, 1998. This increase resulted from higher depreciation expense associated with additional segments of our system being placed in service and completion of our points of presence and the amortization of goodwill as a result of the reorganization on July 8, 1998.

Interest income increased 85% to $7,712,259 for the year ended December 31, 1999 from $4,179,880 for the year ended December 31, 1998. This increase was due primarily to higher cash and investment balances for the entire year 1999 compared to only five months of interest in 1998 resulting from the timing of the closing of our equity and debt public offerings in August 1998.

Interest expense increased 143% to $21,011,474 for the year ended December 31, 1999 from $8,644,463 for the year ended December 31, 1998. The increase resulted primarily from interest accrued on our $180 million 12 3/4% Senior Notes Due 2008 for the full year 1999 as compared to only five months in the year 1998.

For the year ended December 31, 1999, we recorded a net loss of $27,529,768 compared to $11,352,258 before extraordinary item for the year ended
December 31, 1998. The increase in net loss is primarily attributable to the factors discussed above. The extraordinary item for the year ended December 31, 1998 amounted to $1,363,155, representing the write off of deferred financing costs associated with two construction loans repaid in the third quarter with the proceeds from our debt and equity public offerings.

Year ended December 31, 1998 compared to the year ended December 31, 1997

Our December 31, 1998 revenues increased by $468,968, or 119%, to $863,672 in the year ended December 31, 1998 from $394,704 in the year ended December 31, 1997. Revenues in 1998 were generated by recurring lease services to existing customers, which came on line primarily during the second half of 1997, and to new customers.

Total cost of sales for the year ended December 31, 1998 were $2,176,266, an increase of 91% over the $1,137,943 recorded in the year ended December 31, 1997. The increase was primarily due to rights-of-way fees and property taxes resulting from network expansion in our service territory.

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Management's discussion and analysis of financial condition and results of operations
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Selling, general and administrative expenses increased to $5,200,720 for the year ended December 31, 1998 from $1,002,232 in the year ended December 31, 1997, reflecting an increase in personnel, a one time bonus payment, and the cost of developing management, sales and infrastructure resources.

Depreciation and amortization expense was $1,798,294 for the year ended December 31, 1998, compared to $552,862 for the year ended December 31, 1997. The increase resulted from higher depreciation expense, due to the placement of additional portions of our system into service and the amortization of goodwill as a result of our reorganization on July 8, 1998.

Interest income increased to $4,179,880 for the year ended December 31, 1998 from $138,918 for the year ended December 31, 1997. The increase was due primarily to higher cash and investment balances resulting from our equity and debt public offerings.

Interest expense increased to $8,644,463 for the year ended December 31, 1998 from $141,811 for the year ended December 31, 1997. The increase resulted primarily from interest accrued on the 12 3/4% Senior Notes Due 2008.

Minority interest for the year ended December 31, 1998 amounted to $1,108,933 compared to $1,080,200 in 1997. The increase is due to an increase in the proportionate share of the net losses of our subsidiaries. The elimination of the minority interest in the third quarter of 1998 was in connection with the reorganization.

Benefit from income taxes increased slightly in the year ended December 31, 1998 to $315,000 from $261,000 for the comparable period of 1997. The benefit is related to refundable income taxes resulting from our tax sharing arrangement with Central Maine Power, which terminated upon the closing of the public offerings on August 5, 1998.

For the year ended December 31, 1998, we recorded a net loss before extraordinary item of $11,352,258, compared to $960,026 for the year ended December 31, 1997. The increase in net loss before extraordinary item is primarily attributable to the factors discussed above.

The extraordinary item for the year ended December 31, 1998 amounted to $1,363,155, representing the write off of deferred financing costs associated with two construction loans repaid in the third quarter with the proceeds from our public offerings.

A net loss after extraordinary item recorded for the year ended December 31, 1998, amounted to $12,715,413, compared to $960,026 for the year ended December 31, 1997. The increase in net loss after extraordinary item is primarily attributable to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

Our operations have required substantial capital investment for the design, construction and development of our network and the purchase of telecommunications equipment. Capital expenditures were approximately $5,600,000, $38,900,000 and $48,600,000 for the years ending December 31, 1997,
1998 and 1999, respectively. We expect to continue to have substantial capital requirements in connection with the following:

-   expansion and improvement of our network;

-   connection of additional buildings and customers to our network;

-   purchase of additional telecommunications equipment;

-   purchase and development of our operating support systems; and

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Management's discussion and analysis of financial condition and results of operations
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-   additional expenses required to operate and maintain existing facilities.

We have funded a substantial portion of these expenditures through our completed public offerings on August 5, 1998, resulting in net proceeds to us of approximately $218 million (after deducting expenses and before deducting $72.0 million in escrowed funds to cover the first seven semi-annual interest payments on our $180 million 12 3/4% Senior Notes due 2008).

The substantial capital investment required to build our network has resulted in negative cash flow after investing activities over the last three years. This negative cash flow after investing activities is a result of the requirement to build a substantial portion of our network before connecting revenue-generating customers. We expect to continue to produce negative cash flow after investing activities for the current year due to the continuous expansion and development of our network. Our ability to continue this expansion will be limited by our current capital resources until sufficient cash flow after investing activities is generated unless we seek and obtain additional capital.

Net cash (used in) provided by operating activities was $(813,704), $2,954,322 and $(17,970,325) for the years ended December 31, 1997, 1998 and 1999, respectively. Net cash used in operating activities for the year ended December 31, 1999 was due primarily to the operating loss partially offset by improved working capital and non-cash items.

Cash flow from financing activities was, $5,845,482, $147,457,346 and $33,323,983 in the years ended December 31, 1997, 1998 and 1999, respectively. Cash flow from financing activities in 1999 was generated from the restricted cash placed in escrow as described above in connection with the initial public offering of our $180 million 12 3/4% Senior Notes Due 2008. In 1998, $19,450,772 of the proceeds our public offerings in August 1998 were used to repay long-term construction loans from Central Maine Power and Peoples Heritage Bank, and $72,887,041 of the proceeds was used to establish an escrow account to secure the payment of the first seven scheduled interest and principal payments on the notes, of which the first payment was made on February 15, 1999.

Cash used in investing activities totaled $8,798,251 and $93,772,328 and $68,323,061 in the years ended December 31, 1997, 1998 and 1999, respectively. Cash requirements consisted primarily of the cost of construction and deployment of telecommunications equipment to build our network and purchases of short-term investments.

We anticipate that we will continue to experience negative cash flow as we expand our network, construct additional networks, deploy telecommunications electronic equipment and market our services to an expanding customer base. Cash provided by operations will not be sufficient to fund the development of our system in the Northeast and its planned expansion to the Mid-Atlantic region. As a result, we intend to use our cash on hand, the remaining net proceeds of the 1998 public offerings and we may attempt to raise additional financing through some combination of commercial bank borrowings, leasing, vendor financing and the sale of equity and/or debt securities.

Our capital requirements may vary based upon the timing and the success of implementation of our business plan and as a result of regulatory, technological and competitive developments or if:

- demand for our services or cash flow from operations is less than or more than expected;

-   our plans or projections change or prove to be inaccurate;

-   we make acquisitions; or

- we accelerate deployment of our network or otherwise alter the schedule or targets of our business plan implementation.

The expectations of required future capital expenditures are based on our current estimates.

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Management's discussion and analysis of financial condition and results of operations
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NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS
No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This new standard is not anticipated to have a significant impact on our consolidated financial statements based on the current structure and operations.

The Securities and Exchange Commission issued SAB No. 101, REVENUE RECOGNITION, in December 1999. We are required to adopt this new accounting guidance, as amended by SAB No. 101A, through a cumulative charge to retained earnings in accordance with Accounting Principles Board (APB) Opinion No. 20, ACCOUNTING CHANGES, no later than the second quarter of fiscal 2000. We are currently evaluating the effects that this guidance is expected to have on our financial statements.

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Business

GENERAL


We own and operate a technologically advanced, high-bandwidth fiber optic network. We lease wholesale services to local telephone companies, long distance companies, Internet service providers and wireless telephone companies. Our network connects the principal markets in our region, which currently extends from Portland, Maine to New York City and as of March 31, 2000 extended for more than 1,100 route miles and approximately 65,000 fiber miles. Under our agreements with Consolidated Edison Communications and Exelon Corporation, we expect, subject to regulatory approval, to extend our network to Philadelphia, Baltimore and Washington, D.C. and expand the reach of our network in and around New York City. We believe our network is an attractive resource to our customers because it enables them to extend their existing networks quickly and reliably.


We currently provide our customers with the following services:

- LIT FIBER SERVICES. Fixed, high-bandwidth amounts of point-to-point capacity offered across our network at fixed-cost pricing;

- DARK FIBER LEASES. Fiber strands contained within a fiber optic cable which has been laid but which does not include optical transmission equipment;

- COLLOCATION. Rental space in specially designed, protected and configured facilities we build along our network's path where customers connect to our network and house their optronic equipment; and

- ANCILLARY NETWORK SERVICES. Ancillary services include nonrecurring engineering, design and construction of network segments connecting our customers to our network.

We also intend to offer optical wavelength services to our customers later this year, which will multiply the effective capacity of our fibers and enable us to offer customers a cost-effective alternative to leasing an entire strand of dark fiber.

MARKET OPPORTUNITY

We believe that there is a significant and growing demand for high-bandwidth communications services in the Northeast and Mid-Atlantic regions and a limited supply of technologically advanced dark and lit optical bandwidth and capacity to meet this demand. We also believe that the needs of our customers for advanced, high-bandwidth voice, data and video transmission capacity will increase over the next several years for several reasons including:

Rapid growth of communications traffic

The North American telecommunications industry, including the "carrier's carrier" market, has demonstrated growing demand for additional capacity, and we expect this growth to continue. According to an industry survey by the Yankee Group, the carrier's telecommunications services market is expected to grow from approximately $6.7 billion in 1999 to $41.4 billion in 2006.

Several key developments are expected to drive this growth, including:

- Broadband "last-mile" connectivity to long-haul fiber backbones is expected to become more widely adopted and will enable businesses and consumers to access the Internet at speeds up to 300 times faster than the Internet is typically accessed today;

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-   As broadband connectivity becomes common, new data-intensive uses of this capacity, such as business-to-business and Internet commerce applications, are expected to develop, further increasing long-haul data traffic;

- Other developing technologies, such as wireless access to data, are expected to provide people with access to data wherever they are; and

- International Internet traffic, which largely originates or terminates in the U.S., is likely to increase.

Attractive demographic characteristics of the Northeast and Mid-Atlantic regions

We believe that the favorable demographic characteristics of the Northeast and Mid-Atlantic regions, including high population density, income and education levels and number of phone lines per household, will enhance the demand and growth of communications traffic within these regions. With our advanced fiber optic transmission capacity, we believe that we will be well-positioned to take advantage of this demand and growth.

Increased demand for capacity

Deregulation has attracted many new carriers into the telecommunications market, increasing the number of potential customers for our carrier-focused services. The Telecommunications Act of 1996 opened local telephone services markets that had previously been the virtual monopolies of the regional bell operating companies, sometimes called "Baby Bells," and other incumbent local telephone companies to new competition. In addition, the Act promised to lift prior prohibitions on the Baby Bells offering long distance telephone services if they opened their networks to the new competitors and met other conditions, a process which has already begun. As a result, both incumbent and competitive local carriers have required services such as ours to complete the end-to-end network services they seek to offer their customers. In addition, long distance providers, Internet service providers, mobile and fixed wireless telephone companies and cable companies have increased demands for capacity in the regions we serve.

We believe that this combination of increased end-user demand and increased competition among carriers will continue to create the need for high-capacity transport services, and that advanced fiber optic networks such as ours will be positioned to provide the highest-quality service at the lowest cost. As a result, we believe that many carriers will choose to lease fiber optic capacity from wholesale providers like us to enhance or create their own communications networks as a lower-cost alternative to constructing their own infrastructure.

Need for redundant routing and geographic diversity of rights-of-way

Telecommunications companies typically seek to acquire more than one path to significant service destinations to provide reliability in the event of an equipment failure, breakage in fiber lines or other outage. In order to ensure the required redundancy, telecommunications companies often seek to build, swap or lease capacity along two or more fiber routes between each location they serve so that the alternative routes do not share common points of potential failure. There are relatively few preassembled rights-of-way available to support new telecommunications infrastructure in the regions we serve, where many of the telecommunications companies' routes currently run within the same rights-of-way. As a result, in the event the cables in a common right-of-way were damaged or cut, the resulting disruption of service would be severe for the carriers and their customers. The lack of geographic diversity of most fiber optic routes in the Northeast and Mid-Atlantic regions has created a

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market opportunity for networks offering alternative rights-of-way. We believe that carriers utilizing older, single-path networks will need to improve or rebuild their networks to acquire the redundant network architecture and also add additional high capacity fiber optic transmission lines to remain competitive in the future.

Need to modernize older communications networks

Many existing fiber optic networks were constructed using older, less reliable system architectures and earlier generations of fiber that will not readily support recent advances in optronic equipment, such as dense wave division multiplexing, or DWDM. DWDM allows for the transmission of multiple wavelengths of light over a single fiber optic filament, thereby increasing a network's capacity and enabling significant unit cost reductions for transmission capacity. We believe that telecommunications companies using dated systems will need to improve or replace parts of their networks to complete the redundant network architecture and also add more high capacity fiber optic transmission lines to remain competitive in the future. As a result, we believe that the owners of these older, more limited networks will seek cost-effective and efficient solutions when leasing, buying or building upgraded fiber optic capacity.

Accommodation of multimedia and other new applications

We believe that additional transmission capacity and faster response times will be required to accommodate the needs of multimedia, including voice, data and video, and other potential high-bandwidth applications, such as corporate intranets and wide-area networks, and the use of telecommunications infrastructure for providing cable television and other entertainment services. We believe that these capacity-intensive requirements will create significant demand for high quality, high-bandwidth fiber optic capacity.

Rapid growth of collocation services

With the increase in the number of communication providers and the geographic expansion of their networks, we believe that there will be significant demand for collocation space in which carriers can house their electronic optical transmission equipment, known as optronics, in a secure, carefully-controlled environment. International Data Corporation predicts that the U.S. market for collocation services will grow from an estimated $710 million in 2000 to $4.2 billion in 2003. We believe that rising demand for telecommunications services and Internet-based data services to support electronic commerce will cause providers of these services to seek additional collocation space on high-capacity networks like ours.

BUSINESS STRATEGY

Our objective is to be a leading provider of technologically-advanced fiber optic transmission capacity to voice and data communications companies in the Northeast and Mid-Atlantic regions. To achieve our objective, we are implementing the following strategies:

Focus on high demand for communications services in the Northeast and Mid-Atlantic regions

Our network covers the Northeast and Mid-Atlantic regions, which are among the most densely-populated regions of the U.S. with some of the highest concentrations of businesses, universities, phone

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lines, personal computers and television sets in the country. As a result, these regions are experiencing high and growing demand for data and telephone services. We believe that there is and will continue to be significant demand in the Northeast and Mid-Atlantic regions for the fiber optic capacity, route diversity and redundancy provided by our network.

Target telecommunications companies

We target telecommunications companies, rather than end-users of telecommunications services, as our customers. We believe our target customers prefer an independent supplier of wholesale services like ourselves to a supplier with which they compete directly for end-user customers. We also believe that we can generate revenues more quickly from communications companies, who sell their services to end-users, than by selling directly to end-users, because these companies:

-   make large purchases of fiber optic capacity;

-   make long-term capital commitments; and

-   are generally more creditworthy than end-users.

In addition, our customers are easily identifiable, which allows us to deploy a concentrated, highly-skilled sales, marketing and customer service team and to avoid the significant expense, risk and price competition often associated with retail marketing efforts. As of April 1, 2000, we had 28 customers. In addition to customers such as MCI WorldCom, Sprint, GTE and AT&T Local, we derive a significant portion of our revenues from Internet infrastructure companies such as Level 3 Communications, Williams Communications and Global Crossing, among others.

Develop and operate a technologically advanced, low cost and reliable network

We are implementing advanced, proven fiber and optronic technologies throughout our high-speed fiber optic network in order to meet our customers' demands for reliability and high capacity. We have constructed our network utilizing a self-healing, SONET ring architecture, which enables us to offer and guarantee very high levels of protected service reliability. We are also deploying the latest optical network technology, including DWDM, which allows the transmission of multiple wavelengths of light over a single fiber optic filament, thereby increasing our network's capacity and decreasing the incremental investment to do so. We use both TrueWave-TM- and AllWave-TM- fiber manufactured by Lucent Technologies Inc., both of which support DWDM technology and which we believe to be the highest quality fiber optic cable available. We have generally deployed TrueWave-TM- fiber on our metro-optical systems and AllWave-TM- fiber on our long-haul intra-city routes. We also deploy fiber manufactured by Corning.

Our network can also accommodate advanced communications protocols such as frame relay, asynchronous transfer mode and Internet protocol. Each of these protocols divides streams of data into discrete packets that can be separately addressed and sent across networks, thereby conserving network resources. Because we are building an entirely new network, we are not hampered by outdated legacy equipment, enabling us to provide our customers with a high degree of reliability, survivability and quality of service. In addition, because we utilize the same fiber and optronic technologies throughout our network, we provide a consistent interface for interconnections to our customers' disparate networks. We are also evaluating leading automated back office systems, also known as operating support systems or OSS, to expedite provisioning of our services and the expansion of our service offerings.

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Develop robust network infrastructure with deep geographic penetration and direct connectivity to our customers

We are focused on developing a robust network infrastructure to provide optical transport services to and from our customers' facilities. We have complemented our optical long-haul network with regional and metro-optical fiber rings which extend our network's penetration both deeper into our service region and beyond the geographic boundaries of our previous coverage areas. To serve our customers' needs, we are deploying all-optical optronics that will enable us to:

-   expand the capacity of our existing network;

- increase the flexibility and scaleability of our network, thereby enabling us to utilize future advances in transport technology; and

-   provide capacity more rapidly to our customers.

Moreover, the regional and metro optical rings, in conjunction with our utility-granted rights-of-way, facilitate access directly to our customers' numerous geographic locations and enable us to offer broadband services directly to our customers.

Continue to expand products and services

While providing conventional bandwidth services and products, we intend to develop and introduce innovative, new transport products. We intend to be among the first carriers to lease optical wavelength services, which we believe will interest potential customers that wish to lease large amounts of capacity at lower costs than dark fiber while retaining the network control advantages of dark fiber. These services will provide a customer with the exclusive long-term use of a portion of the transmission capacity of a fiber optic filament, a single wavelength of light, rather than the entire filament. Using this technology, we are able to multiply the saleable capacity of our network. Because of the high quality and carrying capacity of the fibers we have deployed, as new optronic technology becomes available, we believe we will be able to increase the available number of wavelengths in a single fiber for a relatively small additional investment and thereby further increase the aggregate capacity of our network. Like a purchaser of dark fiber, a purchaser of wavelength services would typically install its own electrical interface, switching and routing equipment but would not be required to purchase and install amplifiers and repeaters along the route.

Capitalize on diverse routes provided by electric utility rights-of-way

Our network connects the principal markets in our region following a different route than those used by most competing networks in the region we serve, since ours is built primarily over electric utility rights-of-way. Because our customers seek route diversity to ensure uninterrupted service, we believe this gives us a significant competitive advantage in marketing our services to customers. Although most of our customers own and operate networks of their own, we believe that the high capacity, diverse routing and efficient cost structure of our network makes it a more attractive resource enabling them to serve additional locations, offer service quickly and improve their networks' reliability.

Provide access to underserved, smaller markets

While our recent agreements with Consolidated Edison Communications and Exelon Corporation and our other recent expansion efforts have targeted large metropolitan areas with populations exceeding 1,000,000, our network also extends to underserved, smaller markets. In these markets, we are one of

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the few providers of high-bandwidth communications services and believe that we have a first-to-market advantage through our established customer base and infrastructure, which will position us to become a leading wholesale carrier in these markets.

Leverage relationships with utility sponsors

We intend to continue to leverage our relationships with electric utilities, including our long-standing relationships with Northeast Utilities and Central Maine Power, as well as our newly established alliances with Consolidated Edison Communications and Exelon Corporation, to build our network and customer base. We believe that these relationships are beneficial because:

- they enhance our credibility with large customers and facilitate new customer contracts;

- they allow us to leverage our resources and improve our ability to respond to emergency repair needs; and

- they create opportunities to establish relationships with other electric utility companies.

OUR ADVANCED FIBER OPTIC NETWORK

The following table lists:

- the length of our network in the states we serve, under the heading "Route Miles;"

- the length of our network multiplied by the average number of fibers in the route, under the heading "Fiber Miles;"

- the estimated number of facilities of potential wholesale customers within one mile of our existing network (based on U.S. government statistics), under the heading "Number of Points of Presence Passed;" and

- the largest metropolitan areas our network serves, under the heading "Major Service Areas."

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
                                                                            Number of
                                                                            Points of
                                                Route         Fiber         Presence       Major Service
State                                           Miles         Miles         Passed         Areas
---------------------------------------------------------------------------------------------------------
Connecticut...................................     349         21,334           58              Hartford
                                                                                                Stamford
                                                                                              New London
                                                                                               New Haven
                                                                                              Bridgeport
                                                                                               Greenwich

Maine.........................................      81          4,831            8              Portland

Massachusetts.................................     307         13,559          112           Springfield
                                                                                                  Boston
                                                                                                 Amherst
                                                                                              Framingham
                                                                                                Lawrence
                                                                                               Cambridge
                                                                                                  Lowell

New Hampshire.................................     258         15,722           34                Nashua
                                                                                              Manchester
                                                                                                   Dover
                                                                                              Portsmouth
                                                                                                   Keene

New York......................................      80          9,290           95          White Plains
                                                                                           New York City

Rhode Island..................................      65            764           16            Providence
                                                -------       -------       ------            Green Hill
                                                                                               Pawtucket

  Total.......................................   1,140         65,500          323
                                                 =====         ======          ===

We use leading edge technology throughout our fiber optic network. Our network consists of fiber optic cable paths, which permit high-speed, high-quality transmission of voice, data and video communications. Fiber optic networks use laser-generated light waves to transmit voice, data and video in digital form by way of ultra-thin filaments of glass. Fiber optic networks are generally characterized by large bandwidth capacity, are resistant to external signal interference and connect directly to digital switching equipment or digital microwave systems.

Unlike older network infrastructures, which utilize a combination of older, copper-cable-based transmission technologies, early-stage fiber optic hardware and more modern equipment, our network is almost completely optical and incorporates advanced fiber optic technology. Because we began construction of our network in the mid-1990s, our facilities benefit from technological advances not previously available, such as Lucent's AllWave-TM- and TrueWave-TM- fiber, and we believe we are well-positioned to support future advances in optronics and compression technology as they become available, which will allow us to offer more bandwidth carrying capacity at decreasing incremental costs.

Since our inception, we have been committed to utilizing advanced fiber optic technologies throughout our network. While the potential capacity and performance of these technologies may sometimes

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surpass our customers' current needs, we believe that the additional expense which we have incurred and will continue to incur through our deployment of these technologies will provide us with a competitive advantage over time and minimize the need for costly infrastructure updates.

We use the latest Lucent fiber and Nortel DWDM optronics to ensure the highest capacity transmission and data integrity level. The advanced technical operating characteristics of our network enable us to provide highly reliable services to our customers at a lower cost by permitting higher capacity transmission over longer distances between regeneration and amplifier facilities than can be provided by less advanced systems.

We offer fiber optic capacity utilizing bi-directional SONET ring architecture, which has the ability to route customer traffic in two directions around a ring design. This architecture protects against service interruptions due to fiber cuts and other network failures. In addition, we intend to implement Internet protocol technology in 2001 to further increase the effective capacity of our network and orient it toward the growing demand for Internet-based data transmission services. We continuously monitor our network to maintain quality control on a 24-hour basis and to alert us of any degradation of signal or loss of fiber capacity, and to pinpoint the location of such difficulty and enable us to repair or replace impaired fiber quickly.

While we currently offer only dark fiber and lit fiber leases, our use of Lucent's AllWave-TM- and TrueWave-TM- fiber technology will support our anticipated introduction of optical wave services. Our optical wave services will allow customers to enter into exclusive long-term leases for a portion of the capacity of a fiber rather than an entire fiber. Customers leasing optical wave services will be able to acquire dedicated, unprotected capacity at a substantial savings over conventional dark fiber leases.

NEON SERVICES

We currently provide the following services:

- LIT FIBER SERVICES. We provide fixed, high-bandwidth amounts of point-to-point capacity across our network at fixed-cost pricing over multi-year terms. These lit services are the focus of our service strategy because we are able to earn more revenue per fiber through the provision of lit fiber services than we can with any of our other service offerings. We offer our customers a self-healing ring architecture which enables us to offer and guarantee very high levels of protected service reliability. This synchronous optical network, or SONET, technology is not offered with any of our other services. Our lit fiber lease agreements generally have an initial term of one to five years and provide for fixed monthly payments throughout the term of the lease;

- DARK FIBER LEASES. We lease rights for dark fiber and related services to some of our facilities-based customers that are able to furnish the optronic equipment needed to utilize dark fiber. Dark fiber consists of fiber strands contained within a fiber optic cable which has been laid but does not include optical transmission equipment. Our dark fiber lease agreements generally have terms of 10 to 20 years and provide for fixed monthly payments throughout the term of the lease;

- COLLOCATION. We have constructed, and continue to construct, specially designed, configured and equipped facilities adjacent to our network through which carriers are able to connect to our optical network. Our collocation customers collocate with us, or rent space, in our facilities and thereby bond themselves electronically to our network. We have invested substantial resources into our collocation facilities to insure that they provide the carrier-class operating environment that

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   our customers require, including appropriate power supplies, back-up generators, heating, ventilation and air conditioning systems and security and dry fire suppression systems designed to operate without damaging the optronic equipment which they protect; and

- ANCILLARY NETWORK SERVICES. In additional to the core services described above, we provide ancillary services such as nonrecurring engineering, design and construction of network segments connecting our customers to our network.

Our lit and dark fiber contracts typically provide for outage related credits, a pre-determined reduction or offset against the customer's lease rate when a customer's leased facility is non-operational or does not meet the customer's operating parameters, and also typically require us to maintain adequate insurance coverages, including product liability coverage.

OPTICAL WAVELENGTH SERVICES. We also intend to offer optical wavelength services to our customers beginning later this year. These services will leverage our technologically-advanced network, including DWDM technology, to provide a customer with the exclusive long-term use of a portion of the transmission capacity of a fiber optic strand rather than the entire fiber strand. While we expect that a portion of our established dark fiber customers will lease capacity from us in this manner, we anticipate that our new services will generate new customers as well.

SALES AND MARKETING

Our sales and marketing strategy includes positioning ourself as the wholesale carrier of choice, emphasizing our capacity, reliability, rapid deployment, customer service, access and cost advantages that will allow us to lease our fiber optic infrastructure at competitive prices. Our sales and marketing activities were conducted through a dedicated sales force which numbered 14 sales persons as of April 1, 2000.

CUSTOMERS

As of April 1, 2000, we had 28 customers. Our customers include, among others, long distance companies such as AT&T Local, MCI WorldCom and Sprint, and competitive local telephone companies such as RCN, CTC Communications and Network Plus. We derived more than 10% of our revenue in 1999 from each of Sprint, CTC Communications and Network Plus.

Our targeted carrier customer base includes the following classes of carriers:

- INCUMBENT LOCAL TELEPHONE COMPANIES. Incumbent local telephone companies typically require some interstate paths for internal communications, signal control and operator services. Incumbent local telephone companies also require intrastate capacity to connect central offices to one another. We expect incumbent telephone companies to require significant long-haul capacity as they become eligible to offer long distance services to customers in their region.

- LONG DISTANCE COMPANIES. Long distance companies typically require regional short-haul connectivity from their national backbone facilities to originate and terminate traffic deeper into the customer base, redundant routing to ensure reliability in their networks and additional capacity.

- COMPETITIVE LOCAL TELEPHONE COMPANIES. Competitive local telephone companies typically require long distance services and interconnection among their local networks. In addition, competitive

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   local telephone companies focused on providing data services through digital subscriber line, or DSL, technology typically require high-speed fiber connections from incumbent telephone company central offices to their own facilities and from there to the Internet backbone.

- INTERNET SERVICE PROVIDERS. Internet service providers typically require connections from their facilities to the facilities of long distance companies and local telephone companies and interconnection to other Internet service providers.

- WIRELESS COMMUNICATION COMPANIES. Wireless companies typically require land-based back-hauling of traffic from towers to their switches and also capacity between their switches and the facilities of local and long distance telephone companies.

SUPPLY RELATIONSHIPS


We have entered into agreements and arrangements for the supply of equipment and services relating to the construction of our network. In choosing our suppliers, we use such criteria as the quality and performance of the product for the intended purpose, pricing, and the ability of the supplier to meet our delivery schedule and technical support requirements. We purchase optronic equipment from Nortel Networks, Cerent Corporation and Sycamore Networks, network services from Nortel Networks, and cable from Lucent-Fitel and Corning. The cable purchased from Lucent-Fitel includes Lucent's TrueWave-TM- and AllWave-TM- fibers, which we believe have favorable performance characteristics that reduce our investment in signal enhancing network equipment. We believe that there are alternative suppliers or alternative components for all of the components contained in our network. Any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers or delay in transitioning a replacement supplier's product into our network could disrupt our operation.



RIGHT-OF-WAY AGREEMENTS


We acquire our rights-of-way principally from electric utilities in the territory covered by our network. We believe that these rights-of-way are superior to alternative rights-of-way because electric utility rights-of-way provide near-ubiquitous urban and intercity coverage at lower cost and because the frequent need to depart from or work around gaps in other rights-of-way often entail significant expenditures and a lengthy and expensive community-by-community approval process. Furthermore, installing cable in electric utility rights-of-way is often safer, easier and faster because the cable is placed in existing underground conduits and ducts, or installed on existing towers and poles.

Northeast Utilities agreements

In 1994 and 1995, we entered into a series of agreements with the three principal operating subsidiaries of Northeast Utilities concerning the provision of rights-of-way along electric utility towers and inside urban electric utility ducts. Pursuant to these agreements, we have acquired indefeasible rights-of-use in fiber optic filaments along a designated route in Northeast Utilities' service territory and pay to Northeast Utilities mileage-based annual fees and a percentage of the gross revenues that we generate on the portion of our network located on Northeast Utilities' rights-of-way.

A portion of the system, comprised of 12 fibers within the cable, is owned by and has been set aside for Northeast Utilities' use. Northeast Utilities may lease these fibers to third parties, provided that

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prior to September 2001, Northeast Utilities is not permitted to assign any fibers or resell capacity on these 12 fibers to specified carriers except for limited purposes. After September 2001, Northeast Utilities will be free to use these fibers to compete with us.

Our agreements with Northeast Utilities have an initial term of 30 years and expire in September 2024. Thereafter they automatically renew for five-year terms, unless one of the parties has given a one-year advance notice of termination. In the event that Northeast Utilities gives such a notice and terminates the agreements, it must either, at its option, pay to us an amount equal to the fair market value of the system built on Northeast Utilities' rights-of-way less the 12 fibers set aside for Northeast Utilities' use, or allow us to retain our indefeasible rights-of-way and receive from us an annual payment equal to 10% of our gross revenue from the fiber optic system on Northeast Utilities' rights-of-way, which payment would be in addition to the other annual payments under our agreements with Northeast Utilities.

Central Maine Power Company agreement

In January 1997, we entered into an agreement with Central Maine Power, an affiliate of the selling stockholder, in which Central Maine Power granted to us a right-of-use in fiber optic filaments within a cable along a designated route in Central Maine Power's service territory. In exchange for the rights-of-use, we agreed to pay to Central Maine Power an annual fee beginning, with regard to any particular route segment, in the first calendar year following the installation date for such route segment.

Our rights-of-use do not apply to six fibers that have been set aside for Central Maine Power's use. Central Maine Power may use these fibers for its own business purpose, but may not lease them to third parties prior to the seventh anniversary of any given installation date. After such seven-year period, to the extent that Central Maine Power has excess capacity on these six fibers, Central Maine Power is required to negotiate in good faith with us to provide such excess capacity to us before making it available to third parties. If we do not enter into an agreement with Central Maine Power with respect to such excess capacity, Central Maine Power will be able to use such capacity to compete with us.

Our agreement with Central Maine Power has an initial term of 30 years and expires in January 2027. Thereafter it is renewable at our option for an additional ten-year term. In the event that we elect to renew our agreement with Central Maine Power, we must pay to Central Maine Power an annual payment equal to 10% of our gross annual revenue from our fiber optic network constructed along Central Maine Power's rights-of-way, which payment would be in addition to the other annual payments under our agreement with Central Maine Power.


Payments under right-of-way agreements


The aggregate amounts accrued by us under our agreements that provide for the rights-of-way used in our network were $785,535, $1,084,325 and $886,322 for the years ended December 31, 1997, 1998 and 1999, respectively.

CONSOLIDATED EDISON COMMUNICATIONS AGREEMENT AND EXELON CORPORATION AGREEMENT

In November 1999, we entered into agreements with the communications subsidiaries of Consolidated Edison, Inc., and PECO Energy, Inc. Under these agreements, Exelon Corporation, PECO's

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communications subsidiary, and Consolidated Edison Communications have agreed to provide us with fiber optic filaments and interconnections which, once received, will enable us to operate our network through significant portions of their coverage areas, including New York and Philadelphia, and enter into cooperative marketing arrangements with us.

Under the agreements, we have agreed to provide network transport and carrier services among the service areas of Consolidated Edison Communications and Exelon Corporation, provided that each of these companies would provide connectivity from our network to their respective local loops, and each would manage distribution into its respective end-users' locations. The communications network would operate under our brand name and we would jointly develop, operate and market the combined telecommunications infrastructure that would be created through the consummation of the two transactions.

For an initial period of seven years, the agreements provide us with the exclusive right and obligation to provide communications services to Consolidated Edison Communications and Exelon Corporation and their certificated carrier customers to any point covered by our network, so long as we are able to provide such services in a timely manner and at market competitive prices. Consolidated Edison Communications and Exelon Corporation have reciprocal exclusive rights and obligations under the agreements to provide communications services to us and our customers to any point covered by their networks, subject to the same timing and pricing conditions.

Consolidated Edison Communications has agreed to provide a connection facility for us in Manhattan and provide connectivity to 26 carrier buildings in key areas of Manhattan. These buildings include major long distance company facilities, large collocation facilities, local serving offices and other high-traffic building sites. Exelon Corporation has agreed to provide a new facility for our use in Philadelphia, convey a right-of-use to approximately 4,000 fiber miles in a corridor from New York City to Philadelphia and from Philadelphia to Baltimore and Washington, D.C., and provide connectivity to 40 carrier sites in metropolitan Philadelphia and to one site in each of Baltimore and Washington, D.C.

Under the agreements, we have agreed to issue 2,448,240 shares of our common stock to Consolidated Edison Communications and 2,106,625 shares of our common stock to Exelon Corporation, which would result in Consolidated Edison Communications and Exelon Corporation owning approximately 10.75% and 9.25% of our outstanding common stock, respectively. Under the agreements, each of these companies also would receive the right to nominate one member to our board of directors.


Prior to the closing of the transactions contemplated by these agreements, we may be required to reorganize into a two-tiered corporate structure. If this contemplated reorganization is consummated after this offering, then all outstanding shares of our common stock would be exchanged for shares of the newly created parent company.



These agreements remain subject to regulatory and municipal approval and other conditions beyond our control, and are terminable if the closing has not occurred by September 7, 2000. Prior to closing, we intend to obtain shareholder approval of the transactions. Our two largest shareholders, Northeast Utilities and an affiliate of CMP Group, Inc., have agreed to vote to approve these transactions.


COMPETITION

The telecommunications industry is highly competitive, and we face substantial competition. Many of our existing and potential competitors have financial, management and other resources that are substantially greater than ours, as well as other competitive advantages, including established reputations in the communications market. New competitors may enter the market because of

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increased consolidation and strategic alliances resulting from the
Telecommunications Act, as well as technological advances and further deregulation. We have only recently begun to offer some of our services and, as a result, we may have fewer and less well-established customer relationships than some of our competitors.

Communications carriers that own or lease fiber optic networks in New England include AT&T, MCI WorldCom, Sprint and Bell Atlantic and other carriers with networks which employ advanced technology comparable to that of our network, including Broadwing, Qwest Communications International, Metromedia Fiber Network, Level 3 Communications, NEXTLINK Communications and RCN. A significant portion of our revenues are derived from our customer relationships with these competitors.

In the cities connected by our network, we also face significant competition from the incumbent local telephone companies, which currently dominate their respective local markets. In addition, we face competition from competitive local telephone companies and wireless competitors in the cities in which we plan to build our networks.


Most communications carriers already own fiber optic cables as part of their communications networks, and each of these carriers could, and some do, compete directly with us in the market for leasing fiber capacity. Some local cable television companies have extensive coaxial cable networks in places that have been, or could be, further upgraded to fiber optic cable. To the extent that local cable television companies decide to equip their networks with fiber optic cable, they are our potential direct competitors. We also face potential competition from the utilities which have granted us rights-of-way in certain portions of our network. See "--Right-of-Way Agreements."


GOVERNMENTAL REGULATION

While we believe that we are not directly subject to common carrier regulation (except to the extent we have been certified to provide common carrier services through our subsidiaries in Connecticut and New York), we are part of an industry that is highly regulated by federal, state and local governments whose regulatory actions are often subject to judicial modification. We believe that our provision of lit fiber is subject to private carrier regulation. However, in light of the changes that are occurring in the regulation of telecommunications, we cannot forecast whether or not we will be subject to additional regulation in the future.

Separate and apart from our provision of fiber capacity, we are subject to common carrier regulation to the extent that our Connecticut and New York subsidiaries provide telecommunications services. Currently, these subsidiaries are not providing common carrier service. By virtue of their status as common carriers, these subsidiaries are subject to certain laws and regulations at the federal, state and local levels.

Federal regulation

Federal regulation has the greatest impact on the telecommunications industry and has undergone major changes in the last four years as the result of the adoption by Congress of the Telecommunications Act of 1996 on February 8, 1996. The Telecommunications Act is the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934, as amended, was enacted. The Telecommunications Act imposes a number of access and interconnection requirements on telecommunications carriers and on all local exchange providers, including competitive local exchange carriers, with additional requirements imposed on incumbent local exchange carriers. The Telecommunications Act provides a detailed list of items which are subject

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to these interconnection requirements, as well as a detailed set of duties for all affected carriers. All telecommunications carriers must interconnect with the facilities of other carriers and not install features that will interfere with the interoperability of networks.

After lengthy legal proceedings, the FCC adopted revised guidelines implementing the interconnection and local competition provisions of the Telecommunications Act. In order to foster competition in the local exchange market, the FCC required local incumbent exchange carriers to offer unbundled access to their telecommunications networks to competitive local exchange carriers at cost-based rates, including access to dark fiber. This could decrease the demand for fiber provided by us. However, the long and short term effects of the FCC's guidelines have yet to be ascertained.

Aside from the impact of the Telecommunications Act, we believe that federal regulation does not affect us directly because we are not currently regulated as a common carrier under federal law. Federal law imposes certain legal requirements on common carriers who engage in interstate or foreign communication by wire or radio. These legal requirements apply to telecommunications carriers to the extent they engage in the provision of telecommunications services. Telecommunications carriers and common carriers are essentially the same. Each provides communications services directly to the public or to all potential users on a nondiscriminatory basis subject to standardized rates, terms and conditions. We do not believe that we currently offer our fiber capacity in this manner, because we enter into individual agreements on a selective basis with prospective lessees of our fiber facilities. We therefore do not believe that our provision of dark or lit fiber capacity constitutes telecommunications service or common carriage as defined by the FCC or under the common carrier provisions of the Communications Act.

We believe that where we provide lit fiber capacity we do so as a "provider of telecommunications" or as a "private carrier." Providers of telecommunications and private carriers are essentially the same. Each makes individualized decisions as to whom and on what rates, terms and conditions it provides transmission capacity. Providers of telecommunications and private carriers are not extensively regulated but are subject to the jurisdiction of the FCC and to Federal Universal Service Fund obligations. There are no assurances, however, that the leasing of lit or dark fiber will not be subject to further regulation under the Communications Act of 1934, as amended.

Accordingly, it is conceivable that the FCC would subject our provision of both lit and dark fiber capacity to common carrier regulation. In 1994, the U.S. Court of Appeals for the District of Columbia Circuit remanded to the FCC the question of the FCC's authority to regulate dark fiber. To date, the FCC has not indicated an intention to rule on this remand. In addition, the FCC has been petitioned by certain railroad, power and telecommunications associations, none of which is affiliated with us, to clarify the regulatory status of fiber capacity providers.


As indicated above, our two subsidiaries that have authority to provide telecommunications services on a common carrier basis in New York and Connecticut are subject to regulation under the Communications Act.


If, and to the extent that, we were deemed to be a common carrier we would be required to comply with several regulatory requirements, including but not limited to the duty to:

-   provide such services indiscriminately upon any reasonable request;

- charge rates and adopt practices, classifications and regulations that are just and reasonable;

- avoid unreasonable discrimination in charges, practices, regulations, facilities and services;

- pay into federal funds such as those for Telecommunications Relay Services and for the management of the North American Numbering Plan;

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-   limit our use of Customer Proprietary Network Information to provisioning of the services in connection with which the Customer Proprietary Network was obtained;

-   be subject to the complaint process at the FCC; and

- comply with various reporting, regulatory fee payment and other requirements.

We might also be required to file tariffs setting forth the rates for our services. These regulatory requirements could impose substantial burdens on us.

As a provider of telecommunications or a private carrier in our provision of leased lit fiber capacity, our revenues from such leases are subject to contributions to the FCC's Universal Service Fund, but only insofar as leases to end-users are concerned. Because Internet service providers are deemed to be end-users for Universal Service purposes, our revenues received pursuant to fiber leases to these entities are subject to contributions to the FCC's Universal Service Fund. If we were deemed to be a provider of telecommunications or a private carrier with respect to our provision of leased dark fiber capacity, those revenues would be subject to the same assessments. The assessment rate is calculated quarterly and was set at 5.8% of gross interstate end-user revenues for the fourth quarter of 1999. The assessment rate may be higher in subsequent years. Most of our revenues are from telecommunications carriers that are not end-users and, as a general matter, revenues received from telecommunications carriers are not subject to contribution to the Universal Service Fund. However, our revenues from telecommunications carriers that themselves are exempt from contributing to the Fund because their contribution would be less than $10,000 would be subject to such contribution if the carrier notifies us that it is not contributing directly, in which case the carrier is considered to be an end-user. In addition, if a carrier purchasing our capacity uses it for its own purposes, then we would be subject to such contribution for the revenue generated from that carrier because it too would be considered an end-user.

Federal telecommunications law may also affect our business by virtue of the interrelationships that exist among us and incumbent local telephone companies and long distance companies. For example, the FCC issued an order requiring, among other things, that common line access fees charged to long distance telephone companies, which previously amounted to more than what was necessary to recover the costs of providing access, shift from being usage driven to a fixed flat cost-based structure. Further access charge reform is pending before the FCC. While it is not possible to predict the precise effect the access charge changes will have on our business or financial condition, the reforms will reduce access charges paid by long distance companies, likely eliminating one of the principal disincentives for use of incumbent local telephone company facilities by long distance telephone companies, which could have a material adverse effect on the use of our fiber optic telecommunications networks by long distance telephone companies.

State regulation

The Telecommunications Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. In addition, under current FCC policies, any dedicated transmission service or facility that is used more than 10% of the time for the purpose of interstate or foreign communication is subject to FCC jurisdiction to the exclusion of any state regulation. Notwithstanding these prohibitions and limitations, states regulate telecommunications services, including through certification of providers of intrastate services, regulation of intrastate rates and service offerings, and other regulations and retain jurisdiction under the Telecommunications Act

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to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of communications services and safeguard the rights of consumers. Accordingly, the degree of state involvement in local telecommunications services may be substantial.

The state regulatory environment varies substantially from state to state. At present, we do not anticipate that the regulatory requirements to which we will be subject in Connecticut, Maine, Massachusetts, New Hampshire, New York, Vermont and Rhode Island will have any material adverse effect on our operations. In some jurisdictions, our pricing flexibility for intrastate services may be limited because of regulation, although our direct competitors will be subject to similar restrictions. However, there can be no assurance that future regulatory, judicial, or legislative action will not have a material adverse effect on us.


We have determined that there are advantages to having certain of our subsidiaries subject to state regulation in Connecticut and New York. As a regulated carrier in those two jurisdictions, these subsidiaries have access to poles and rights-of-way for our fiber lines that otherwise would not be available to us. Our two subsidiaries have obtained authority to provide telecommunications services in these two states. As a result, these subsidiaries will incur certain costs to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments in Connecticut and New York.


Local government regulation

In addition to federal and state laws, local governments exercise legal authority that may impact our business. For example, local governments typically retain the ability to license public rights-of-way, subject to the limitation that local governments may not prohibit persons from providing telecommunications services. Local authorities affect the timing and costs associated with our use of public rights-of-way. These regulations may have an adverse effect on our business.

EMPLOYEES

As of April 1, 2000, we employed 64 people. Our employees are not represented by any labor union and we consider our relationship with employees to be satisfactory. We have contracted to third parties substantially all of the engineering, routine maintenance, construction supervision activities and network surveillance associated with the construction of our fiber optic network. We have also contracted to various third party contractors the construction of some parts of our fiber optic network.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth our executive officers and directors and their ages as of April 1, 2000:


Name                              Age   Position
------------------------------------------------------------------------------------------------
Vincent C. Bisceglia.......     45      Chairman of the Board of Directors and Chief Executive
                                          Officer
Victor Colantonio..........     52      Vice Chairman of the Board of Directors and President
William F. Fennell.........     55      Chief Financial Officer, Treasurer and Vice President,
                                        Finance
Michael C. Musen...........     51      Vice President, Operations
Arthur W. Adelberg.........     48      Director
Katherine Dietze Courage...     41      Director (1)(2)
John H. Forsgren...........     53      Director (1)
F. Michael McClain.........     50      Director (1)(2)
Gary D. Simon..............     51      Director (2)


------------

(1) MEMBER OF COMPENSATION COMMITTEE

(2) MEMBER OF AUDIT COMMITTEE

VINCENT C. BISCEGLIA, our chairman and chief executive officer, has served in his current position since November 1998. From December 1997 to November 1998 Mr. Bisceglia served as an independent consultant. From February 1994 to December 1997 Mr. Bisceglia served as president and chief executive officer and a director of Technology Service Group, Inc., a manufacturer of advanced technology pay telephones. Prior to 1994, he served Technology Service
Group, Inc. in various management positions. From 1982 to 1986, Mr. Bisceglia was executive vice president and chief operating officer of Transaction Management, Inc., a manufacturer of point-of-sale systems, and from 1978 to 1982, he held senior marketing positions with National Semiconductor-DTS and Siemens-Nixdorf Computer Corporation.


VICTOR COLANTONIO, our founder, vice chairman of the board of directors and president, has been a member of our board of directors since 1989. From 1987 to 1991 Mr. Colantonio was president of International Communications Services Corp. He served as president of Ireland-based Murray International from 1986 to 1987, where he sold network services. From 1983 to 1986, Mr. Colantonio served as director of marketing for Tele-Engineering Corp., an advanced WAN/LAN developer and video switch and ad-insertion manufacturer. Mr. Colantonio and the Company have decided not to renew Mr. Colantonio's current employment agreement, but intend to negotiate a new agreement commensurate with Mr. Colantonio's position as Vice Chairman and President and which takes into account the fact that the Company is now publicly traded, among other matters.



WILLIAM F. FENNELL joined us in August 1996 and became our chief financial officer and treasurer in May 1997 and our vice president finance in May 1998. From October 1986 to January 1996, Mr. Fennell was chief financial officer of Philips Electronics Group of North America, a manufacturer and distributor of electronic and electrical products. From 1970 to 1986, Mr. Fennell served in various positions at GTE Corporation, including director of operations for the Communications Products Group.


MICHAEL A. MUSEN has served as one of our officers since 1992, and became vice president, operations in 1996.

--------------------------------------------------------------------------------
42

Management
--------------------------------------------------------------------------------

ARTHUR W. ADELBERG has served as one of our directors since May 1999.
Mr. Adelberg has served as executive vice president and chief financial officer of CMP Group, Inc. since December 1999. From September 1998 through
November 1999, Mr. Adelberg served as executive vice president of CMP Group, Inc. and from March 1994 through August 1998 served as vice president law and power supply of Central Maine Power Company and served in a number of senior management roles at Central Maine Power Company from 1985 through March 1994. Mr. Adelberg is a member of the Executive Committee of the New England Power Pool.

KATHERINE DIETZE COURAGE has served as a member of our board of directors since August 1998. Ms. Courage has served since 1996 as a managing director in the Global Media and Telecommunications Group in the Investment Banking Department of Credit Suisse First Boston, one of the underwriters of this offering and our initial public offering. Prior to joining Credit Suisse First Boston in September 1996, Ms. Courage worked at Salomon Brothers, Inc. for ten years where she was a managing director with responsibility for the Global Telecommunications Group. Ms. Courage also worked at Merrill Lynch & Co. in the corporate finance department.

JOHN H. FORSGREN has served as a member of our board of directors since
May 1998. Mr. Forsgren has served as executive vice president and chief financial officer of Northeast Utilities and certain of its affiliates since February 1996. From September 1996 to the present, he has served as a director of Connecticut Yankee Atomic Power Company. From January 1990 to July 1994, he served as senior vice president-chief financial officer of Euro Disney (a division of the Walt Disney Company), and from December 1994 to January 1996, he was a managing director of Chase Manhattan Bank.

F. MICHAEL MCCLAIN has served as a member of our board of directors since
May 1998. Mr. McClain has served as vice president, corporate development of CMP Group, Inc. since September 1998. He held the same position at Central Maine Power Company from February 1998 to August 1998. From 1979 to December 1996 he was group vice president-petroleum for Dead River Company, a petroleum and real estate company.

GARY D. SIMON has served as a member of our board of directors since May 1998. Mr. Simon has served as senior vice president-strategy and development for the Northeast Utilities System since April 1998. From 1989 to April 1998, he was senior director, Electric Power of Cambridge Energy Research Associates. From 1984 to 1989, Mr. Simon was director of California Affairs and then vice president of marketing for El Paso Natural Gas Company. From 1981 to 1984, he served as president of Sigma Group, an economics consulting and project development company which he founded in 1981.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal and Selling Stockholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2000 by (1) each person who owns beneficially more than 5% of the outstanding shares of our common stock, which includes the selling stockholder, (2) each of our directors, (3) our chief executive officer and the four other most highly compensated executive officers and (4) all of our directors and executive officers as a group.

The number of shares of common stock deemed outstanding includes:

-   16,624,380 shares of our common stock outstanding as of March 31, 2000; and

- shares issuable pursuant to options held by each person included in this table which may be exercised within 60 days after March 31, 2000, as set forth below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.


                                Shares of Common Stock                         Shares of Common Stock
                                  Beneficially Owned       Number of Shares   to be Beneficially Owned
                                   Prior to Offering        of Common Stock        After Offering
Name of Beneficial Owner          Number      Percentage      Being Offered      Number      Percentage
-------------------------------------------------------------------------------------------------------
CMP Group, Inc. (1)..........  6,180,801         37.2%         3,000,000      3,180,801         19.1%
  41 Anthony Avenue
  Augusta, Maine 04330
Northeast Utilities (2)......  4,774,038         28.7                 --      4,774,038         28.7
  107 Selden Street
  Berlin, Connecticut 06037
Vincent C. Bisceglia (3).....     74,607            *                 --         74,607            *
Victor Colantonio (4)........    215,029          1.3                 --        215,029          1.3
William F. Fennell (5).......     21,604            *                 --         21,604            *
Michael C. Musen (6).........     31,501            *                 --         31,501            *
Katherine Dietze Courage
  (7)........................     17,462            *                 --         17,462            *
Arthur W. Adelberg (8).......      8,542            *                 --          8,542            *
F. Michael McClain (9).......     17,462            *                 --         17,462            *
Gary D. Simon (10)...........      5,462            *                 --          5,462            *
John H. Forsgren (11)........      5,462            *                 --          5,462            *
All directors and executive
  officers as a group
  (9 persons) (12)...........    397,131          2.4                 --        397,131          2.4


------------

*  REPRESENTS LESS THAN 1% OF THE OUTSTANDING SHARES OF COMMON STOCK.

(1) ALL 6,180,801 SHARES OF COMMON STOCK ARE HELD BY NEW ENGLAND BUSINESS TRUST. NEW ENGLAND BUSINESS TRUST IS OWNED BY NEW ENGLAND INVESTMENT CORP., A WHOLLY-OWNED SUBSIDIARY OF MAINECOM SERVICES WHICH IS A WHOLLY-OWNED SUBSIDIARY OF CMP GROUP, INC. THE TRUSTEES OF NEW ENGLAND BUSINESS TRUST ARE NEW ENGLAND INVESTMENT CORP. AND JOSEPH D. FAY. ALL ACTIONS OF NEW ENGLAND BUSINESS TRUST REQUIRE THE SIGNATURE OF BOTH TRUSTEES. JOSEPH D. FAY IS GENERAL COUNSEL, SECRETARY AND CLERK OF MAINECOM SERVICES AND A DIRECTOR OF NEW ENGLAND INVESTMENT CORP. MR. MCCLAIN, ONE OF OUR DIRECTORS, IS

--------------------------------------------------------------------------------
44

PRINCIPAL AND SELLING STOCKHOLDERS
--------------------------------------------------------------------------------

    VICE PRESIDENT, CORPORATE DEVELOPMENT OF CMP GROUP, INC. MR. ADELBERG, ONE OF OUR DIRECTORS, IS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF CMP GROUP, INC. EACH OF MR. ADELBERG AND MR. MCCLAIN DISCLAIM BENEFICIAL OWNERSHIP OF THE SHARES HELD BY CMP GROUP, INC., EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST, IF ANY.

(2) ALL SHARES BENEFICIALLY OWNED BY NORTHEAST UTILITIES ARE HELD BY MODE 1 COMMUNICATIONS, INC., A WHOLLY-OWNED SUBSIDIARY OF NORTHEAST UTILITIES ENTERPRISES, INC., IN TURN, A WHOLLY-OWNED SUBSIDIARY OF NORTHEAST UTILITIES. MR. FORSGREN, ONE OF OUR DIRECTORS, IS THE EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF NORTHEAST UTILITIES AND CERTAIN OF ITS AFFILIATES. MR. SIMON, ONE OF OUR DIRECTORS, IS THE SENIOR VICE PRESIDENT, STRATEGY AND DEVELOPMENT FOR NORTHEAST UTILITIES SERVICE COMPANY, A SUBSIDIARY OF NORTHEAST UTILITIES. EACH OF MESSRS. FORSGREN AND SIMON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD BY MODE 1 EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST, IF ANY.

(3) INCLUDES 58,180 SHARES ISSUABLE PURSUANT TO OPTIONS.

(4) INCLUDES 213,729 SHARES ISSUABLE PURSUANT TO OPTIONS AND 300 SHARES HELD OF RECORD BY MR. COLANTONIO'S MINOR CHILD, AS TO WHICH SHARES MR. COLANTONIO DISCLAIMS BENEFICIAL OWNERSHIP EXCEPT AS TO THE EXTENT OF HIS PECUNIARY INTEREST, IF ANY.

(5) REPRESENTS 21,204 SHARES ISSUABLE PURSUANT TO OPTIONS AND 400 SHARES HELD OF RECORD BY MR. FENNELL'S MINOR CHILDREN, AS TO WHICH SHARES MR. FENNELL DISCLAIMS BENEFICIAL OWNERSHIP EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST, IF ANY.

(6) INCLUDES 300 SHARES HELD OF RECORD BY MR. MUSEN'S MINOR CHILD AS TO WHICH SHARES MR. MUSEN DISCLAIMS BENEFICIAL OWNERSHIP EXCEPT TO THE EXTENT OF HIS PECUNIARY INTEREST, IF ANY.

(7) REPRESENTS 17,462 SHARES ISSUABLE PURSUANT TO OPTIONS.

(8) INCLUDES 8,042 SHARES ISSUABLE PURSUANT TO OPTIONS.

(9) REPRESENTS 17,462 SHARES ISSUABLE PURSUANT TO OPTIONS.

(10) REPRESENTS 5,462 SHARES ISSUABLE PURSUANT TO OPTIONS.

(11) REPRESENTS 5,462 SHARES ISSUABLE PURSUANT TO OPTIONS.

(12) REPRESENTS 347,003 SHARES ISSUABLE PURSUANT TO OPTIONS.

--------------------------------------------------------------------------------

PRINCIPAL AND SELLING STOCKHOLDERS
--------------------------------------------------------------------------------

Agreement with Principal Stockholders


In March 2000, we entered into a memorandum of understanding with CMP Group, Inc., MaineCom Services, New England Business Trust and Northeast Utilities. New England Business Trust is owned by New England Investment Corp., a wholly-owned subsidiary of MaineCom Services, which is a wholly-owned subsidiary of CMP Group, Inc. Under the memorandum of understanding, we agreed to file a registration statement to register certain shares of common stock held by New England Business Trust in response to the exercise of a demand registration request by New England Business Trust under a 1995 agreement. The registration statement of which this prospectus forms a part is in response to that request. New England Business Trust also agreed to reimburse us for some of the expenses that we incur in connection with this offering, which amount shall not exceed $575,000. Pursuant to the 1995 agreement, we agreed to indemnify New England Business Trust against certain liabilities, including liabilities under the Securities Act.


Under the memorandum of understanding, Northeast Utilities and New England Business Trust also agreed to amend the existing stockholders agreement between them to provide that each of them may sell shares of common stock pursuant to Rule 144 of the Securities Act without regard to the right of first offer provision contained in the stockholders agreement between them and that each of them would agree to vote for two directors nominated to our board of directors by the other. Northeast Utilities and New England Business Trust also agreed that in the event Northeast Utilities holds less than 2,060,953 shares, New England Business Trust would only be obligated to vote for one director nominated by Northeast Utilities and that the voting obligation would be eliminated if Northeast Utilities holds less than 772,917 shares. Likewise, in the event that New England Business Trust holds less than 2,701,629 shares, Northeast Utilities would only be obligated to vote for one director nominated by New England Business Trust and the voting obligation would be eliminated if New England Business Trust holds less than 1,000,672 shares.

New England Business Trust, Northeast Utilities and we also agreed under the memorandum of understanding to use commercially reasonable efforts to cause the form of stockholders agreement which is to be executed in connection with the closing of the Consolidated Edison Communications and Exelon Corporation agreements to be amended to add New England Business Trust as a party and to provide for amendments similar to those to be made to the existing stockholders agreement between New England Business Trust and Northeast Utilities, which are described above.


In addition, New England Business Trust and Northeast Utilities have agreed under the memorandum of understanding to vote in favor of the issuance of shares to Consolidated Edison Communications and Exelon Corporation in connection with our agreements with each of them.


--------------------------------------------------------------------------------
46

--------------------------------------------------------------------------------

Underwriting

The selling stockholder and NorthEast Optic Network, Inc. have entered into an underwriting agreement with the underwriters named below. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.


                                                                 Number
Name                                                          of Shares
-----------------------------------------------------------------------
UBS Warburg LLC.............................................
Credit Suisse First Boston Corporation......................
                                                              ---------
  Total.....................................................  3,000,000
                                                              =========


This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The underwriters have advised the selling stockholder that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the shares to certain securities dealers at such price less a
concession of $      per share to certain other dealers. The underwriters may
also allow to dealers, and such dealers may reallow, a concession not in excess
of $      per share to certain other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

The selling stockholder has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 450,000 additional shares of the selling stockholder's common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. To the extent that the underwriters exercise the over-allotment option in part and not in full, the underwriters will purchase shares from the selling stockholder on a pro rata basis. If this option is exercised in full, the total price to the public will
be $      and the total proceeds to the selling stockholder before offering
expenses will be approximately $      , at an offering price of $      per
share. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, each of the underwriters will purchase a number of additional shares proportionate to its initial amount reflected in the above table.

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                             No exercise of        Full Exercise of
                                      Over-Allotment Option   Over-Allotment Option
-----------------------------------------------------------------------------------
Per Share...........................        $                       $
Total...............................        $                       $

We estimate that the total expenses of this offering, excluding the underwriting
discount, will be approximately $      . These expenses will be borne by us and
the selling stockholder.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.


NorthEast Optic Network, Inc. and our directors, executive officers, certain stockholders and the selling stockholder have agreed pursuant to certain "lock-up" agreements with the underwriters that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 90 days after the date of this prospectus without the prior written consent of UBS Warburg LLC. UBS Warburg LLC, in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, UBS Warburg LLC has no current plan to do so. This lock-up will not prevent the issuance of shares to Consolidated Edison Communications and Exelon Corporation pursuant to our agreements described above.



Credit Suisse First Boston and UBS Warburg LLC served as managing underwriters in connection with our initial public offering in 1998. A managing director of Credit Suisse First Boston is one of our directors, and Credit Suisse First Boston has from time to time rendered financial advisory services to us.


Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

- STABILIZING TRANSACTIONS. The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

- OVER-ALLOTMENTS AND SYNDICATE COVERING TRANSACTION. The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with this offering, the underwriters may engage in syndicate covering transactions by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option.

- PENALTY BIDS. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if its discourages resales of the shares.

Neither we nor the underwriters make any representations or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

--------------------------------------------------------------------------------
48

--------------------------------------------------------------------------------

Legal matters

The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Willkie Farr & Gallagher.

Experts

Our consolidated financial statements as of December 31, 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's web site at: www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus about us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site.

Incorporation of certain documents by reference

The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

    (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

    (2) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

    (3) The description of our common stock contained in our Registration Statement on Form 8-A dated July 21, 1998.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

       NorthEast Optic Network, Inc.
       2200 West Park Drive
       Westborough, MA 01581
       Attention: Frederick Cocher
       Telephone: (508) 616-7800

--------------------------------------------------------------------------------

NorthEast Optic Network, Inc.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                  Page
----------------------------------------------------------------------
Report of Independent Public Accountants....................    F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................    F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................    F-4

Consolidated Statements of Stockholders' Equity for the
  Years Ended
  December 31, 1997, 1998 and 1999..........................    F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................    F-6

Notes to Consolidated Financial Statements..................    F-7


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To NorthEast Optic Network, Inc.:

We have audited the accompanying consolidated balance sheets of NorthEast Optic Network, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended
December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NorthEast Optic Network, Inc. and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Boston, Massachusetts
January 18, 2000

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                      December 31,
                                                                       1998            1999
-------------------------------------------------------------------------------------------
Assets
Current Assets:
  Cash and cash equivalents.................................  $ 57,737,792    $  4,768,389
  Short-term restricted investments (Note 7(a)).............    23,149,975      22,518,611
  Short-term investments....................................    48,581,949      66,803,311
  Accounts receivable, net of allowance of approximately
    $224,000 and $117,000 in 1998 and 1999, respectively....       111,915       1,858,201
  Refundable taxes from related party.......................       755,838              --
  Prepaid expenses and other current assets.................       506,947         494,323
                                                              ------------    ------------
      Total current assets..................................   130,844,416      96,442,835
                                                              ------------    ------------
Property and Equipment, net.................................    52,922,677      94,924,843
                                                              ------------    ------------
Restricted Investments (Note 7(a))..........................    51,371,859      31,693,543
Intangible Assets, net (Note 6).............................    56,773,282      57,572,155
                                                              ------------    ------------
                                                              $291,912,234    $280,633,376
                                                              ============    ============
Liabilities and Stockholders' Equity
Current Liabilities:
  Current maturities of long-term obligations...............  $    127,619    $         --
  Accounts payable..........................................       322,285       3,783,354
  Accounts payable--Communications network..................     2,647,719       9,438,350
  Accrued expenses..........................................    13,526,702      13,348,296
  Accrued right-of-way fees, related party..................     1,084,325         886,322
  Current portion of deferred revenue.......................       140,232          58,380
                                                              ------------    ------------
      Total current liabilities.............................    17,848,882      27,514,702
                                                              ------------    ------------
Deferred Revenue, net of Current Portion....................     1,028,668         969,026
                                                              ------------    ------------
Long-term Accounts Payable--Communications Network..........            --       4,682,858
                                                              ------------    ------------
Long-term Obligations, less current maturities..............   180,000,000     180,000,000
                                                              ------------    ------------
Commitments and Contingencies (Note 13)
Stockholders' Equity:
  Common stock, $0.01 par value--
    Authorized--30,000,000 shares
    Issued and outstanding--16,066,333 and 16,393,534 shares
      at December 31, 1998 and 1999, respectively...........       160,663         163,935
Warrants....................................................         8,595              --
Additional paid-in capital..................................   108,105,684     110,072,881
Accumulated deficit.........................................   (15,240,258)    (42,770,026)
                                                              ------------    ------------
Total stockholders' equity..................................    93,034,684      67,466,790
                                                              ------------    ------------
                                                              $291,912,234    $280,633,376
                                                              ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Year ended December 31,
                                                         1997              1998              1999
-------------------------------------------------------------------------------------------------
Revenues:
  Network Service...............................  $   347,718      $    820,059      $  3,152,348
  Other service.................................       46,986            43,613         2,512,928
                                                  -----------      ------------      ------------
    Total revenues..............................      394,704           863,672         5,665,276
                                                  -----------      ------------      ------------

Expenses:
  Cost of revenues (includes right-of-way fees
    of approximately $108,000, $591,000 and
    $589,000 in 1997, 1998 and 1999,
    respectively, paid to related parties)......    1,137,943         2,176,266         6,365,758
  Selling, general and administrative...........    1,002,232         5,200,720         7,380,351
  Depreciation and amortization.................      552,862         1,798,294         6,149,720
                                                  -----------      ------------      ------------
    Total expenses..............................    2,693,037         9,175,280        19,895,829
                                                  -----------      ------------      ------------

    Loss from operations........................   (2,298,333)       (8,311,608)      (14,230,553)
                                                  -----------      ------------      ------------

Other Income (Expense):
  Interest income and other, net................      138,918         4,179,880         7,712,259
  Interest expense..............................     (141,811)       (8,644,463)      (21,011,474)
                                                  -----------      ------------      ------------
    Total other expense.........................       (2,893)       (4,464,583)      (13,299,215)
                                                  -----------      ------------      ------------

    Loss before minority interest in
      subsidiaries' earnings and benefit from
      income taxes..............................   (2,301,226)      (12,776,191)      (27,529,768)

Minority Interest...............................    1,080,200         1,108,933                --

Benefit From Income Taxes.......................     (261,000)         (315,000)               --
                                                  -----------      ------------      ------------

Loss Before Extraordinary Item..................     (960,026)      (11,352,258)      (27,529,768)
                                                  -----------      ------------      ------------

Extraordinary Item (Note 1).....................           --        (1,363,155)               --
                                                  -----------      ------------      ------------

Net Loss........................................  $  (960,026)     $(12,715,413)     $(27,529,768)
                                                  ===========      ============      ============

Basic and Diluted Loss per Share Before
  Extraordinary Item............................  $     (3.37)     $      (1.70)     $      (1.70)
                                                  ===========      ============      ============

Basic and Diluted Loss per Share................  $     (3.37)     $      (1.90)     $      (1.70)
                                                  ===========      ============      ============

Basic and Diluted Weighted Average Shares
  Outstanding...................................      284,828         6,675,717        16,172,026
                                                  ===========      ============      ============

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Series A Convertible      Series B Convertible
                                               Preferred Stock           Preferred Stock              Common Stock
                                         Number of   $0.01 Par     Number of   $0.01 Par     Number of   $0.01 Par
                                            Shares       Value        Shares       Value        Shares       Value    Warrants
------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996...........     21,180      $   212       962,734    $  9,627       284,828    $  2,848     $ 8,595

  Issuance of ownership interest.....         --           --            --          --            --          --          --

  Issuance of Series A convertible
    preferred stock..................     57,144          571            --          --            --          --          --

    Net loss.........................         --           --            --          --            --          --          --
                                        --------      -------    ----------    --------    ----------    --------     -------
Balance, December 31, 1997...........     78,324          783       962,734       9,627       284,828       2,848       8,595

  Exercise of common stock options...         --           --            --          --         3,600          36          --

  Reorganization (Note 1)............    199,636        1,996     3,470,470      34,705            --          --          --

  Conversion of Series A and B
    convertible preferred stock......   (277,960)      (2,779)   (4,433,204)    (44,332)   11,777,905     117,779          --

  Proceeds from initial public
    offering, net of issuance costs
    of $4,230,011....................         --           --            --          --     4,000,000      40,000          --

    Net loss.........................         --           --            --          --            --          --          --
                                        --------      -------    ----------    --------    ----------    --------     -------
Balance, December 31, 1998...........         --           --            --          --    16,066,333     160,663       8,595

  Exercise of common stock options...         --           --            --          --       163,002       1,630          --

  Exercise of warrants...............         --           --            --          --       164,199       1,642      (8,595)

  Compensation expense related to the
    issuance of stock options to
    nonemployees.....................         --           --            --          --            --          --          --

    Net loss.........................         --           --            --          --            --          --          --
                                        --------      -------    ----------    --------    ----------    --------     -------
Balance, December 31, 1999...........         --      $    --            --    $     --    16,393,534    $163,935     $    --
                                        ========      =======    ==========    ========    ==========    ========     =======


                                          Additional                           Total
                                             Paid-in     Accumulated   Stockholders'
                                             Capital         Deficit          Equity

Balance, December 31, 1996...........  $  9,267,683    $ (1,564,819)   $  7,724,146
  Issuance of ownership interest.....     1,750,088              --       1,750,088
  Issuance of Series A convertible
    preferred stock..................       799,445              --         800,016
    Net loss.........................            --        (960,026)       (960,026)
                                       ------------    ------------    ------------
Balance, December 31, 1997...........    11,817,216      (2,524,845)      9,314,224
  Exercise of common stock options...        32,040              --          32,076
  Reorganization (Note 1)............    52,597,107              --      52,633,808
  Conversion of Series A and B
    convertible preferred stock......       (70,668)             --              --
  Proceeds from initial public
    offering, net of issuance costs
    of $4,230,011....................    43,729,989              --      43,769,989
    Net loss.........................            --     (12,715,413)    (12,715,413)
                                       ------------    ------------    ------------
Balance, December 31, 1998...........   108,105,684     (15,240,258)     93,034,684
  Exercise of common stock options...     1,666,116              --       1,667,746
  Exercise of warrants...............         7,640              --             687
  Compensation expense related to the
    issuance of stock options to
    nonemployees.....................       293,441              --         293,441
    Net loss.........................            --     (27,529,768)    (27,529,768)
                                       ------------    ------------    ------------
Balance, December 31, 1999...........  $110,072,881    $(42,770,026)   $ 67,466,790
                                       ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Year ended December 31,
                                                                     1997            1998            1999

  -------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net loss..................................................  $  (960,026)  $(12,715,413)   $ (27,529,768)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities--
    Extraordinary item-write-off of deferred financing
      costs.................................................           --      1,363,155               --
    Minority interest in subsidiaries' earnings.............   (1,080,200)    (1,108,933)              --
    Loss on disposal of property and equipment..............           --          6,699               --
    Accretion of long-term obligations......................       26,642         62,165               --
    Compensation expense related to the issuance of common
      stock options to nonemployees.........................           --             --          293,441
    Amortization of deferred financing and interest costs...           --        261,102        1,150,940
    Depreciation and amortization...........................      552,862      1,798,294        6,149,720
    Changes in assets and liabilities--
      Accounts receivable...................................     (908,851)       922,476       (1,746,286)
      Refundable taxes from related party...................     (368,734)      (387,104)         755,838
      Prepaid expenses and other current assets.............       (8,719)      (493,375)          12,624
      Accounts payable......................................      (21,219)        27,527        3,461,069
      Accrued expenses......................................      974,371     13,253,999         (376,409)
      Deferred revenue......................................      919,170         24,730         (141,494)
      Deferred tax liability................................       61,000        (61,000)              --
                                                              -----------   ------------    -------------
        Net cash (used in) provided by operating
          activities........................................     (813,704)     2,954,322      (17,970,325)
                                                              -----------   ------------    -------------
Cash Flows from Investing Activities:
  Purchases of short-term investments.......................           --    (48,581,949)    (140,221,362)
  Sales of short-term investments...........................           --             --      122,000,000
  Proceeds from sale of property and equipment..............           --          9,500               --
  Purchases of property and equipment.......................   (5,609,459)   (38,947,267)     (48,583,642)
  Increase in intangible assets.............................   (3,188,792)    (6,252,612)      (1,518,057)
                                                              -----------   ------------    -------------
        Net cash used in investing activities...............   (8,798,251)   (93,772,328)     (68,323,061)
                                                              -----------   ------------    -------------
Cash Flows from Financing Activities:
  Increase in accounts payable--Network.....................      716,985      1,448,426       11,473,489
  Proceeds from issuance of long-term obligations...........    1,600,000    180,000,000               --
  Proceeds from note payable to related party...............    2,100,000     15,775,000               --
  Payments on long-term obligations.........................     (408,116)    (1,991,286)        (127,619)
  Payments on note payable to related party.................           --    (17,875,000)              --
  (Increase) decrease in restricted cash and investments....     (819,923)   (73,701,911)      20,309,680
  Proceeds from issuance of ownership interest..............    1,750,088             --               --
  Proceeds from exercise of common stock options and
    warrants................................................           --         32,128        1,668,433
  Increase in minority interest in subsidiary...............      106,432             --               --
  Proceeds from initial public offering, net................           --     43,769,989               --
  Proceeds from sale of preferred stock, net................      800,016             --               --
                                                              -----------   ------------    -------------
        Net cash provided by financing activities...........    5,845,482    147,457,346       33,323,983
                                                              -----------   ------------    -------------
Net (Decrease) Increase in Cash and Cash Equivalents........   (3,766,473)    56,639,340      (52,969,403)
Cash and Cash Equivalents, beginning of year................    4,864,925      1,098,452       57,737,792
                                                              -----------   ------------    -------------
Cash and Cash Equivalents, end of year......................  $ 1,098,452   $ 57,737,792    $   4,768,389
                                                              ===========   ============    =============
Supplemental Disclosure of Cash Flow information:
  Cash paid during the year for--
    Interest................................................  $   165,446   $    660,300    $  23,594,000
                                                              ===========   ============    =============
    Taxes...................................................  $    45,261   $     16,875    $     189,250
                                                              ===========   ============    =============
Supplemental Disclosure of Noncash Investing and Financing
  Activities:
  Goodwill recorded in connection with the Reorganization...  $        --   $ 47,871,068    $          --
                                                              ===========   ============    =============
  Issuance of warrants in connection with sale of preferred
    stock and note payable to related party.................  $   532,836   $         --    $          --
                                                              ===========   ============    =============
  Conversion of minority interest into Series A convertible
    preferred stock in connection with the Reorganization...  $        --   $  4,229,853    $          --
                                                              ===========   ============    =============
  Exercise of CMP warrant...................................  $        --   $    532,836    $          --
                                                              ===========   ============    =============

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1999

(1)  Operations and reorganization

NorthEast Optic Network, Inc. (the Company, or NEON) (formerly FiveCom, Inc.) and its subsidiaries are engaged in the ownership, management, operation and construction of fiber optic telecommunication networks in the Northeast, consisting of New England and New York.

The Company was incorporated in Massachusetts in July 1989. In May 1996, FiveCom LLC, an operating subsidiary majority-owned by the Company, was organized in Massachusetts. Also in May 1996, FiveCom LLC and Mode 1 Communications, Inc. (Mode 1), an affiliate of Northeast Utilities Services Company (NU), organized NECOM LLC in Massachusetts, with FiveCom LLC owning 60%, and Mode 1 owning 40% of the membership interest in NECOM LLC. In December 1996, FiveCom LLC and Central Maine Power Company (CMP) organized FiveCom of Maine LLC in Massachusetts, with CMP owning 66.7% and FiveCom LLC owning 33.3% of the membership interests in FiveCom of Maine LLC. In addition, CMP purchased a 90.9% interest in the Company, giving it a controlling interest. FiveCom LLC, NECOM LLC and FiveCom of Maine LLC commenced operations upon their respective dates of organization. Prior to the Reorganization, completed on July 8, 1998, the Company had a controlling interest in all entities except FiveCom of Maine LLC (FiveCom of Maine LLC and the Company were commonly controlled by CMP). After the Reorganization, FiveCom of Maine LLC became a wholly owned subsidiary of the Company. As a result, the accompanying consolidated financial statements have been restated to give retroactive effect to the merger of FiveCom of Maine LLC with and into a subsidiary of the Company as a reorganization of entities under common control in a manner similar to a pooling of interests.

In order to simplify the corporate structure and in contemplation of the initial public offering, the Company's major stockholders decided to reorganize the Company (the Reorganization). In April 1998, prior to the Reorganization, CMP exercised its warrants to purchase 5,876 membership interests in FiveCom LLC for an aggregate exercise price of $58.76 and on July 8, 1998, (i) each of the minority members in FiveCom LLC (and each of Mode 1 and MaineCom Services, a wholly owned subsidiary of CMP) exchanged their membership interests in FiveCom LLC, NECOM LLC and FiveCom of Maine LLC, respectively, for 3,470,470 shares of the Series B Convertible Preferred Stock of the Company; (ii) FiveCom LLC and NECOM LLC were each merged with and into the Company; (iii) FiveCom of Maine LLC was merged into FiveCom of Maine, Inc., a wholly owned subsidiary of the Company and (iv) the Company was reincorporated in Delaware as NorthEast Optic
Network, Inc. and the Company's Certificate of Incorporation was amended and restated. In December 1998, FiveCom of Maine, Inc. was merged with and into NorthEast Optic Network, Inc.

As a result of the Reorganization, (i) MaineCom Services' ownership of the Company was reduced to 52.82%, with Mode 1 gaining an ownership interest of 40.84% in the Company, (ii) FiveCom LLC and NECOM LLC were merged with and into the Company and (iii) FiveCom of Maine LLC became a wholly owned subsidiary of the Company, which was converted from a Massachusetts limited liability company into a Delaware corporation.

On July 8, 1998, the Company entered into a Restructuring and Contribution Agreement with CMP, MaineCom Services and Mode 1 relating to the restructuring of the Company. Pursuant to this Agreement, each of MaineCom Services and Mode 1 exchanged membership interests in subsidiaries of the Company for shares of the Series B Convertible Preferred Stock of the Company. In addition, pursuant to the Restructuring and Contribution Agreement, the Company's president and the

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

Company's vice president of operating vice president of Operations, exchanged their membership interests in FiveCom LLC, a subsidiary of the Company, for shares of the Series B Convertible Preferred Stock of the Company.

Prior to the reorganization, FiveCom, Inc., NU and other minority interests owned 82.7%, 9.9% and 7.4%, respectively, of FiveCom LLC membership interests. CMP, through its ownership in FiveCom, Inc. owned a 75.1% interest in FiveCom LLC. In connection with the Reorganization, the Company recorded an intangible asset of $47,871,068 to reflect the Company's exchange of membership interest (acquisition) related to NU's minority interest in NECOM LLC in accordance with AICPA Accounting Interpretation 39 to APB Opinion No. 16, Business Combinations (AIN-39). The intangible asset will be amortized over 30 years, reflecting assignment of value to goodwill and to the rights-of-ways, which have 30-year terms.

On August 5, 1998, the Company completed an initial public offering (IPO) of 4,500,000 shares of its common stock at $12.00 per share (see Note 9(b)) and sold $180 million of 12 3/4% Senior Notes due in 2008 (the Senior Notes) to the public in a debt offering (see Note 7(a)). Upon successful completion of the offerings, the Company retired substantially all of its outstanding notes payable and recorded an extraordinary charge of $1,363,155 in the consolidated statement of operations for the year ended December 31, 1998 to write off the remaining balance of the deferred financing costs related to the notes.

On November 24, 1999, the Company entered into preliminary agreements with Consolidated Edison Communications, Inc. (CEC) and Exelon. The Company will provide network transport and carrier services in the service areas of the Company, CEC and Exelon. At the same time, each of the parties will provide connectivity from the Company's backbone system to their respective local loops and each will manage their local distributions into New York, Philadelphia, Baltimore and Washington, DC. The communications network will operate under the NEON brand. The term of the CEC agreement is for no less than 25 years and the term of the Exelon agreement is for 20 years with five-year extension periods. Under these agreements, we have agreed to issue 2,448,240 shares of our common stock to Consolidated Edison Communications and 2,106,625 shares of our common stock to Exelon Corporation, which would result in Consolidated Edison Communications and Exelon Corporation owning approximately 10.75% and 9.25% of our outstanding common stock, respectively. Each of these companies also would receive the right to nominate one member to our board of directors. The Company expects that a substantial portion of the value of the stock paid to CEC and Exelon under these agreements will be recorded as an intangible and will result in significant amortizaton expense and an increase in the Company's net loss per share over the terms of the related agreements. CEC and Exelon have also agreed to contribute to the Company $3,500,000 and $1,950,000, respectively, for the build-out of local points of presence (POP) and the related optronics. Also, CEC and Exelon have agreed to pay the Company $7,900,000 and $6,000,000, respectively, over four years for the cost of POP rental, POP operating expenses, optronics maintenance and sales and marketing expenses. These agreements are subject to termination by either party if the respective closings thereunder have not occurred by June 9, 2000, and are subject to substantial closing conditions that may not be satisfied by that date. The Company is seeking an extension of this termination date. The CEC transaction has encountered regulatory delays, and the Company cannot predict when this transaction will close.

To date, the Company has recorded revenues principally from contract and other services and has incurred cumulative operating losses of approximately $43,000,000. The market for fiber optic telecommunications in which the Company operates is changing rapidly due to technological

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

advancements, the introduction of new products and services and the increasing demands placed on equipment in worldwide telecommunications networks. The Company is dependent upon a single or limited source of suppliers for a number of components and parts. Shortages resulting from a change in arrangements with these suppliers and manufacturers could cause significant delays in the expansion of the NEON systems and could have a material adverse effect on the Company.

(2)  Significant accounting policies

The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

(a) Principles of consolidation

The accompanying consolidated financial statements include the results of operations of NorthEast Optic Network, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

(b) Minority interest

Minority interest in consolidated subsidiaries of the Company at December 31, 1997 and 1998 consists of other members' interests in the LLCs identified in
Note 1. Changes in minority interest reflect other members' capital adjusted by their portion of the net loss.

(c) Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

(d) Revenue recognition

The services the Company provides include long-term leases of dark fiber (fiber optic transmission lines leased without optronics equipment installed by the Company) and shorter-term leases of lit fiber (fixed amounts of capacity on fiber optic transmission lines that use optronics equipment) at fixed-cost pricing over multi-year terms. Revenues on telecommunications network services are recognized ratably over the term of the applicable lease agreements with customers, which range from 1 to 20 years. Amounts billed in advance of the service provided are recorded as deferred revenue (see Note 2(g)). The Company also leases space at its facilities (collocation services). Other service revenues includes these collocation service revenues as well as revenues from nonrecurring design, engineering and construction services. Revenues for these nonrecurring services are generally recognized as services are performed as the Company has no further obligations.

The Company has contracts with customers that provide service level commitments, which may obligate the Company to provide credits against billings if service is interrupted or does not meet the customer's operating parameters. These amounts are accounted for in cost of sales. To date, credits issued under these arrangements have not been material.

(e) Income taxes

Through July 8, 1998, the Company was majority-owned by CMP and under a tax-sharing agreement was included in the consolidated federal tax return of CMP (see Notes 3 and 11). Tax provisions

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

through that date were calculated on a separate return basis. The Company accounts for income taxes under Statement of Financial Accounting Standards
(SFAS) No. 109, ACCOUNTING FOR INCOME TAXES, the objective of which is to recognize the amount of current and deferred income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the accompanying consolidated financial statements, as measured by enacted tax laws.

(f) Cash and cash equivalents and short-term investments

The Company accounts for investments under SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under SFAS No. 115, investments for which the Company has the positive intent and ability to hold to maturity, consisting of cash equivalents, are reported at amortized cost, which approximates fair market value. Cash equivalents are highly liquid investments with original maturities of three months or less. As of December 31, 1999, all of the Company's short-term investments are classified as held-to-maturity and reported at amortized cost, which approximates fair market value. Cash and cash equivalents and short-term investments consist of the following:

                                                                  December 31,
                                                           1998           1999
------------------------------------------------------------------------------
Cash and cash equivalents--
  Cash...........................................  $     3,238    $   169,167
  Money markets..................................    2,981,789      4,599,222
  Commercial paper...............................   54,752,765             --
                                                   -----------    -----------
    Total cash and cash equivalents..............  $57,737,792    $ 4,768,389
                                                   ===========    ===========
Short-term investments--
  U.S. treasury notes............................  $48,581,949    $43,230,651
  Commercial paper...............................           --     23,572,660
                                                   -----------    -----------
    Total short-term investments.................  $48,581,949    $66,803,311
                                                   ===========    ===========

(g) Deferred revenue

Deferred revenue represents prepayments on dark fiber optic cable leases. Lease payments are structured as either prepayments or monthly recurring charges. Prepayments are accounted for as deferred revenue and recognized over the term of the respective customer fiber optic lease agreement. At December 31, 1998 and 1999, the Company has prepaid lease payments totaling approximately, $1,169,000 and $1,027,000, respectively.

(h) Depreciation and amortization

The Company provides for depreciation using the straight-line method to allocate the cost of property and equipment over their estimated useful lives, as follows:

Communications network......................................  20 years
Machinery and equipment.....................................  5-7 years
Leasehold improvements......................................  Life of lease
Network buildings...........................................  15 years
Furniture and fixtures......................................  7 years

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

(i) Long-lived assets

The Company applies SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires the Company to continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles and goodwill may warrant revision or that the carrying value of these assets may be impaired. To compute whether assets have been impaired, the estimated gross cash flows for the estimated remaining useful life of the assets are compared to the carrying value. To the extent that the gross cash flows are less than the carrying value, the assets are written down to the estimated fair value of the asset. The Company does not believe that its long-lived assets have been impaired.

(j) Concentrations of credit risk and significant customers

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, investments and accounts receivable. The Company's cash equivalents and investments are invested in financial instruments with high credit ratings. To control credit risk, the Company performs regular credit evaluations of its customers' financial condition and maintains allowances for potential credit losses. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales.

Significant accounts receivable balances as a percentage of the Company's total accounts receivable are as follows:

Year Ended             Significant                     Percentage of Total Accounts Receivable
December 31,             Customers              A              B              C              D
----------------------------------------------------------------------------------------------
1998.................       3               --%            64%             *%            10%
1999.................       3               --              *             --              *

Year Ended                           Percentage of Total Accounts Receivable
December 31,                  E              F              G              H

1998.................     16%            --%            --%            --%
1999.................     --             13             32             11

The Company recorded revenues greater than 10% of total revenues from the following customers:

Year Ended             Significant                                               Percentage of Total Revenues
December 31,             Customers              A              B              C              D              E
-------------------------------------------------------------------------------------------------------------
1997.................       2               10%            69%            --%            --%            --%
1998.................       3                *             50             19             12              *
1999.................       3                *              *             18              *              *

Year Ended                       Percentage of Total Revenues
December 31,                  F              G              H
-------------------------------------------------------------------------------------
1997.................     --%            --%            --%
1998.................     --             --             --
1999.................     16             13              *

------------

*  REPRESENTS LESS THAN 10%

(k) Fair value of financial instruments

SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure about fair value of financial instruments. Financial instruments consist of cash and cash equivalents, investments, accounts receivable, accounts payable and notes payable. The estimated fair value of these financial instruments approximates their carrying value.

(l) Comprehensive income (loss)

SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive net loss is the same as reported net loss for all periods presented.

(m) Loss per share

SFAS No. 128, EARNINGS PER SHARE, establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. In accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 98, the Company has determined that there were no nominal issuances of common stock or potential common stock in the period prior to the Company's planned initial public offering. Basic and diluted loss per share was determined by dividing net loss by the weighted average common shares outstanding during the period. Common equivalent shares include convertible preferred stock and common stock options and warrants to the extent their effect is dilutive, based on the as-converted and Treasury stock method, respectively. The following potential common shares were excluded from the calculation of dilutive weighted average shares outstanding as their effect would be antidilutive:

Year ended December 31,                        1997          1998          1999
-------------------------------------------------------------------------------
Convertible preferred stock...........  $1,041,058    $       --    $       --
Common stock options and warrants.....      11,450     1,712,118     1,896,580
                                        ----------    ----------    ----------
    Total.............................  $1,052,508    $1,712,118    $1,896,580
                                        ==========    ==========    ==========

(n) Reclassifications

Certain prior-period amounts have been reclassified to conform with current period presentation.

(o) New accounting standards

In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133, as amended by SFAS
No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This new standard is not anticipated to have a significant impact on the Company's consolidated financial statements based on the current structure and operations.

The SEC issued SAB No. 101, REVENUE RECOGNITION, in December 1999. The Company is required to adopt this new accounting guidance, as amended by SAB No. 101A through a cumulative charge to retained earnings in accordance with Accounting Principles Board (APB) Opinion No. 20, ACCOUNTING CHANGES, no later than the first quarter of fiscal 2000. Management is currently evaluating the effects that this guidance is expected to have on the Company's financial statements.

(3)  Related party transactions

Applied Telecommunication Technologies, Inc. (ATTI), a stockholder of the Company had provided the Company with $1,594,433 of lease financing to date. As of December 31, 1999, all obligations have been paid in full.

During the years ended December 31, 1997, 1998 and 1999, the Company reimbursed CMP and/or its subsidiary, MaineCom Services, for costs related to the activities of the Company. The amount paid to

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

CMP totaled approximately $725,000, $1,200,000 and $241,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The Company believes that these costs approximated the actual costs incurred by CMP and/or MaineCom Services related to such personnel and does not believe that such costs would have been materially different had CMP and/or MaineCom Services not been affiliates of the Company.

The Company paid approximately $163,000 and $132,000 in right-of-way fees to CMP for the years ended December 31, 1998 and 1999, respectively.

In addition, CMP included the Company in its consolidated federal income tax return through July 8, 1998. At December 31, 1998, the amounts due under the tax-sharing agreement to the Company from CMP are included in refundable taxes from related party and amounted to approximately $755,800 for current and deferred income tax benefits related to CMP's utilization of the Company's loss carryforwards (see Note 11).

The Company paid NU approximately $1,907,000 in 1998 and $1,159,000 in 1999 for materials, labor and other contractor charges. Approximately $359,000 and $486,000 was included in accounts payable communications network at December 31, 1998 and 1999, respectively.

In 1994, the Company entered into an agreement with NU whereby NU waived right-of-way fees for 10 years in return for the Company's guarantee to build the fiber optic network to certain NU facilities and allow NU the use of 12 fibers on designated route segments in the NU service territory.

The Company's agreement with NU provides for payments on a per-mile basis for certain right-of-way extensions. Such payments are recognized ratably over the 30-year term of the contract. Approximately $1,084,000 and $886,000 was included in accrued right-of-way fees--related party at December 31, 1998 and 1999, respectively.

The Company believes that the right-of-way fees payable under the NU and CMP agreements are reasonable and are comparable to those which would have been negotiated on an arm's-length basis with an unaffiliated third party.

The Company has employment contracts with four of its officers. The contracts are for three-year terms expiring at varying dates through July 2001, with an annual compensation commitment of $647,000 in the aggregate. In addition, the Company recorded a one-time bonus for a payment to one individual totaling $500,000 upon the successful completion of the Company's IPO in 1998.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

(4)  Property and equipment

Property and equipment are stated at cost and consist of the following at December 31:

                                                           1998           1999
------------------------------------------------------------------------------
Communications network...........................  $27,775,788    $48,084,658
Communications network
  construction-in-progress.......................   23,574,533     20,094,360
Machinery and equipment..........................    2,472,259     19,999,571
Leasehold improvements...........................      360,930      9,501,428
Network buildings................................           --      1,563,258
Furniture and fixtures...........................       26,758      1,371,019
                                                   -----------    -----------
                                                    54,210,268    100,614,294
Less--Accumulated depreciation and
  amortization...................................    1,287,591      5,689,451
                                                   -----------    -----------
                                                   $52,922,677    $94,924,843
                                                   ===========    ===========

(5)  Communications network construction-in-progress

The Company is constructing a communications network in the Northeast. Costs directly related to the construction of the network are being capitalized and will be depreciated over the 20-year estimated useful life of the fiber optic transmission plant as individual segments of the system are placed in service. During 1998 and 1999, approximately 130 and 400 miles, respectively, were placed in service. Approximately $142,000, $1,500,000 and $3,095,000 of interest has been capitalized to communications network construction-in-progress in each of the three years ended December 31, 1997, 1998 and 1999. Interest capitalized was calculated using the weighted average borrowing rate in each period and was 8.86%, 12.64% and 12.75%, respectively, in the years ended December 31, 1997, 1998 and 1999.

(6)  Intangible assets

Intangible assets subject to amortization have been capitalized and are amortized on the straight-line basis as follows:

Goodwill.............................  30 years (estimated useful life)
Deferred interest and financing        2-10 years (term of the debt)
  costs..............................
Prepaid right-of-way fees, related     10 years (term of the agreement)
  party..............................

Intangible assets consist of the following at December 31, 1998 and 1999:

                                                           1998           1999
------------------------------------------------------------------------------
Goodwill.........................................  $47,871,068    $47,871,068
Deferred interest and financing costs............    6,266,447      6,848,803
Prepaid right-of-way fees, related party.........    4,072,148      6,099,817
Other............................................       23,810      1,029,184
                                                   -----------    -----------
                                                    58,233,473     61,848,872
Less--Accumulated amortization...................    1,460,191      4,276,717
                                                   -----------    -----------
                                                   $56,773,282    $57,572,155
                                                   ===========    ===========

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

(7)  Long-term obligations and note payable to related party

                                                         1998            1999
-----------------------------------------------------------------------------
12 3/4% Senior Notes                            $180,000,000    $180,000,000
ATTI notes payable (related party)............       127,619              --
                                                ------------    ------------
                                                 180,127,619     180,000,000
Less--Current portion.........................       127,619              --
                                                ------------    ------------
                                                $180,000,000    $180,000,000
                                                ============    ============

(a) 12 3/4% senior notes

In August 1998, the Company sold $180,000,000 of 12 3/4% Senior Notes due 2008 to the public in the debt offering. The Senior Notes are due on August 15, 2008 and scheduled interest payments are due on February 15 and August 15 of each year, commencing February 15, 1999. Upon closing of the offering of the Senior Notes, the Company purchased approximately $72,000,000 in U.S. Government obligations with an average maturity of 645 days to provide for payment in full of the first seven scheduled interest payments on the Senior Notes. Such securities are pledged as security for the benefit of the holders of the Senior Notes, are classified as held-to-maturity and reported at amortized cost and are included as restricted investments in the accompanying consolidated balance sheets. The Senior Notes are redeemable in whole or in part at the option of the Company at any time on or after August 15, 2003 at the following redemption prices expressed as a percentage of principal plus accrued interest through the date of redemption:

                                                                  Redemption
Period                                                                 Price
----------------------------------------------------------------------------
2003........................................................       106.375%
2004........................................................       104.250
2005........................................................       102.125
Thereafter..................................................       100.000

In the event of a change in control, as defined, each holder of the notes will be entitled to require the Company to purchase all or a portion of such holder's Senior Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Senior Notes are unsecured obligations and rank PARI PASSU in right of payment with all existing and future indebtedness of the Company that is not by its terms subordinated in right of payment and priority to the Senior Notes and is senior in right-of-payment to all future subordinated indebtedness of the Company.

In connection with this financing, the Company incurred approximately $6,300,000 of issuance costs. These costs have been classified as deferred financing costs in the accompanying consolidated balance sheet as of December 31, 1999 and are being amortized, as additional interest expense, over the term of the Notes.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

(b) ATTI notes payable

From August 1994 through October 1995, the Company entered into five notes payable with ATTI. The notes bear interest at 13% and are payable in monthly principal and interest installments ranging from $1,194 to $13,270 through August 1999. In addition, the Company issued common stock warrants in conjunction with the notes (see Notes 3 and 10(d)). All amounts were repaid in 1999.

(8)  CMP warrant

During October 1997 and in connection with the CMP construction loan agreement, the Company issued a warrant to purchase 5,876 shares of membership interest in FiveCom LLC to CMP at an exercise price of $0.01 per share. The warrant expires on October 7, 2002. At the time of issuance, the warrant was recorded as a discount on the loan agreement as deferred financing costs and as a separate component in the mezzanine to stockholders' equity at $532,836, the fair market value of the warrant, as calculated using the Black-Scholes option pricing model. The discount was amortized as interest expense over the term of the debt. In April 1998, CMP exercised the warrant.

(9)  Stockholders' equity

(a) Preferred stock

The Restated Certificate of Incorporation authorizes the issuance of up to 2,000,000 shares of preferred stock, $0.01 par value per share. Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of preferred stock in one or more series. Each series of preferred stock shall have rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. At December 31, 1999, no such shares are issued and outstanding.

(b) Initial public offering

On August 5, 1998, the Company completed an IPO of 4,500,000 shares of its common stock at a price of $12.00 per share. Of the aggregate shares of common stock sold, 4,000,000 were sold for the account of the Company generating net proceeds to the Company of approximately $43,800,000 and 500,000 shares were sold for the account of certain stockholders of the Company. Upon the closing of the IPO, all shares of the Company's Series A and B convertible preferred stock automatically converted into 11,777,905 shares of the Company's common stock.

(10)  Stock-based compensation

(a) Stock option plans

The Company's 1998 Stock Incentive Plan (the 1998 Plan) was adopted by the Board of Directors in May 1998. The Plans provide for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of shares based on certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights (collectively, the Awards). Options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Incentive stock options and options intended to qualify as performance-based compensation may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). Restricted stock awards entitle recipients to

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

acquire shares of common stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. Under the 1998 Plan, the Board of Directors has the right to grant other Awards based on the common stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based on certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights. Officers, employees, directors, consultant and advisers of the Company and its subsidiaries are eligible to be granted Awards under the 1998 Plan.

As of December 31, 1999, a total of 376,923 shares were available for grant under the 1998 Plan.

(b) Stock option activity

Stock option activity under the 1998 Plan for the three years in the period ended December 31, 1999 is as follows:

                                                                     Weighted
                                                                      Average
                                                         Number of   Exercise
                                                            Shares      Price
-----------------------------------------------------------------------------
Outstanding, December 31, 1996.........................      3,750    $  .10
  Canceled.............................................     (3,750)      .10
                                                         ---------    ------
Outstanding, December 31, 1997.........................         --        --
  Granted..............................................  2,190,978     10.98
  Exercised............................................     (3,600)      .10
  Canceled.............................................   (649,628)    12.00
                                                         ---------    ------
Outstanding, December 31, 1998.........................  1,537,750     10.57
  Granted..............................................    710,165     16.67
  Exercised............................................   (162,602)    10.31
  Canceled.............................................   (188,733)    11.91
                                                         ---------    ------
Outstanding, December 31, 1999.........................  1,896,580    $12.75
                                                         =========    ======
Exercisable, December 31, 1999.........................    584,420    $11.10
                                                         =========    ======
Exercisable, December 31, 1998.........................    352,134    $11.95
                                                         =========    ======

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

                                                   Outstanding               Exercisable
                               Number      Weighted                    Number
                          Outstanding       Average   Weighted    Exercisable   Weighted
             Exercise           as of     Remaining    Average          as of    Average
       Price/Range of    December 31,   Contractual   Exercise   December 31,   Exercise
      Exercise Prices            1999          Life      Price           1999      Price
----------------------------------------------------------------------------------------
        $6.09--$ 9.75      324,675          8.86       $ 6.37      120,117       $ 6.36
       $12.00--$12.00    1,175,523          8.56        12.00      437,395        12.00
       $15.25--$15.93      251,006          9.45        15.69       20,250        15.29
       $16.12--$16.12       28,126          9.14        16.12        2,308        16.12
       $29.37--$29.37       81,750          9.63        29.37        4,350        29.37
       $33.87--$33.87       35,500          9.81        33.87           --           --
                         ---------                     ------      -------
       $ 6.09--$33.87    1,896,580          8.81       $12.75      584,420       $11.10
                         =========                     ======      =======

(c) Fair value of stock options

In October 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 requires the measurement of the fair value of stock options to be included in the statements of income or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and elect the disclosure-only alternative under SFAS No. 123.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

                                                         1997        1998       1999
------------------------------------------------------------------------------------
Risk-free interest rate............................    N/A      4.39-5.52%      5.5%
Expected dividend yield............................    N/A           None      None
Expected lives.....................................    N/A      2-5 years   3 years
Volatility.........................................    N/A           35.5%      200%
Weighted average fair value of options granted
  during the period................................    N/A          $4.31    $14.63

Had compensation cost for the Company's stock option plans been determined consistent with SFAS No. 123, the Company's net loss available to common stockholders and basic and diluted net loss per common share would have been the following pro forma amounts:

                                            1997           1998           1999
------------------------------------------------------------------------------
Net loss available to common
  stockholders:
  As reported.......................  $(960,026)   $(12,715,413)  $(27,529,768)
                                      =========    ============   ============
  Pro forma.........................  $(960,026)   $(13,360,167)  $(30,437,989)
                                      =========    ============   ============
Basic and diluted net loss per
  common share:
  As reported.......................  $   (3.37)   $      (1.90)  $      (1.70)
                                      =========    ============   ============
  Pro forma.........................  $   (3.37)          (2.00)  $      (1.88)
                                      =========    ============   ============

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

(d) Warrants

From August 1994 to October 1995, the Company issued stock purchase warrants to ATTI (see Note 3) for the purchase of 11,450 shares of the Company's common stock at an exercise price of $0.06 per share. The warrants expire five years from the date of grant. At the time of issuance, the Company recorded a charge of $178, representing the fair market value of the warrants as determined by the Board of Directors. These warrants were exercised in 1999.

During July 1996, the Company issued a warrant to one of its advisers for the purchase of 2,656 shares of membership interest in FiveCom LLC at an exercise price of $125.84 per share. The warrant expires on April 30, 2001. At the time of issuance, the Company recorded a charge of $8,595, representing the fair market value of the warrant, as calculated using the Black-Scholes option pricing model. Upon closing of the IPO, the warrant converted into a warrant to purchase 162,918 shares of common stock at an exercise price of $2.052 per share. These warrants were exercised in 1999.

(11)  Income taxes

As discussed in Note 3, the Company was included in CMP's consolidated federal income tax return through July 8, 1998. Under the tax sharing agreement, the Company recognized a benefit from amounts utilized by CMP from the Company's net operating losses.

The income tax benefit for the years ended December 31, 1997, 1998 and 1999 consists of the following:

                                               1997         1998          1999
------------------------------------------------------------------------------
Current--
  Federal..............................  $(291,000)   $ (230,000)  $        --
  State................................    (31,000)      (24,000)           --
                                         ---------    ----------   -----------
                                          (322,000)     (254,000)           --
Deferred--
  Federal..............................     47,000    (4,063,000)   (9,893,000)
  State................................     14,000      (214,000)     (399,000)
                                         ---------    ----------   -----------
                                            61,000    (4,277,000)  (10,292,000)
Less--Valuation allowance..............         --     4,216,000    10,292,000
                                         ---------    ----------   -----------
    Total..............................  $(261,000)   $ (315,000)  $        --
                                         =========    ==========   ===========

The benefit from income taxes for the year ended December 31, 1997 represents refundable income taxes from CMP as a result of its tax-sharing agreement. The benefit from income taxes for the year ended December 31, 1998 represents refundable income taxes from CMP as a result of its tax sharing agreement offset by a provision for net worth taxes.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

The components of the deferred taxes are approximately as follows:

                                                         1998           1999
----------------------------------------------------------------------------
Net operating losses............................  $ 4,324,000   $ 14,259,000
Depreciation....................................     (164,000)      (427,000)
Reserves and accruals, not currently
  deductible....................................      139,000        676,000
Prepaid expenses................................      (83,000)            --
                                                  -----------   ------------
                                                    4,216,000     14,508,000
Valuation allowance.............................   (4,216,000)   (14,508,000)
                                                  -----------   ------------
Deferred tax liability..........................  $        --   $         --
                                                  ===========   ============

As of December 31, 1999, the Company had federal and state net operating loss carryforwards for the period subsequent to the reorganization available to offset future taxable income, if any, of approximately $36,000,000. These carryforwards expire through 2019 and are subject to the review and possible adjustment by the Internal Revenue Service. In addition, the occurrence of certain events, including significant changes in ownership interests, may limit the amount of net operating loss carryforwards available to be used in any given year. A full valuation allowance has been recorded in the accompanying consolidated financial statements to offset this carryforward because its future realizability is uncertain.

(12)  Network construction and NU and CMP contracts

In 1994, the Company contracted for the rights to use NU property over an initial 30 year term for the purpose of owning and operating the fiber optic network facilities. At the end of the initial 30-year term, NU will have the option to purchase the network on NU rights-of-way from the Company at the appraised value or to extend the agreement for an additional 30-year term with an added payment incentive of 10% of revenues generated from the network built on NU rights-of-way. Contractually, the Company is required to build 310 fiber route miles in NU's service territory by September 27, 1999. This requirement of the agreement was extended and the required buildout was completed in the first quarter of 2000.

Pursuant to the Company's agreement with NU, the right-of-way fees for specified route segments have been waived for 10 years in return for the Company's guarantee to build the fiber optic network to certain NU facilities and allow NU the use of 12 fibers on designated route segments in the NU service territory. Costs of approximately $6,100,000 associated with the construction of the 12 fibers are included in prepaid right-of-way fees--related party in the accompanying consolidated balance sheet and are being recognized as a cost-of-service ratably over 10 years.

The Company's agreement with NU also provides for payments on a per-mile basis for certain right-of-way extensions. Such payments are being recognized ratably over the 30-year term of the contract.

In 1996, the Company contracted for the rights to use CMP's property over an initial 30-year term for the purpose of owning and operating fiber optic network facilities. At the end of the initial 30-year term, CMP will have the option to purchase the network on CMP rights-of-way from the Company at the appraised value or to extend the agreement for an additional 10-year term with an added payment incentive of 10% of revenues generated from the network built on CMP rights-of-way.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

The Company's agreement with CMP provides for payments on a per-mile basis. Such payments are payable annually by January 31 of each year and are recognized ratably over the 30-year term of the contract. The Company paid approximately $111,000 and $132,000 in right-of-way payments for the years ended December 31, 1998 and 1999, respectively.

(13)  Commitments and contingencies

(a) Lease commitments

    The Company leases certain motor vehicles, equipment and collocation and office facilities under noncancelable operating leases which expire at various dates through September 2019. Future minimum lease payments required under these leases at December 31, 1999 are approximately as follows:

Year ending December 31,
  2000......................................................  $ 1,680,000
  2001......................................................    1,704,000
  2002......................................................    1,637,000
  2003......................................................    1,651,000
  2004......................................................    1,647,000
  Thereafter................................................    9,257,000
                                                              -----------
                                                              $17,576,000
                                                              ===========

Rent expense charged to operations was approximately $34,000, $163,000 and $2,877,000 in the years ended December 31, 1997, 1998 and 1999, respectively.

The Company leases fibers from certain electric utility companies on its segment from Hudson, New Hampshire, to Boston and Cambridge, Massachusetts, under operating leases that expire through November 2019. Future minimum lease payments required under these fiber optic leases at December 31, 1999 are approximately as follows:

Year ending December 31,
  2000......................................................  $ 2,457,000
  2001......................................................    2,457,000
  2002......................................................    2,457,000
  2003......................................................    2,457,000
  2004......................................................    2,457,000
  Thereafter................................................   36,790,000
                                                              -----------
                                                              $49,075,000
                                                              ===========

In addition, the Company is required to pay to the electric utility companies a portion of the quarterly gross revenue derived by the Company from the sale, use or lease of the leased fibers, as defined in the lease agreement.

Rent expense charged to operations was approximately $2,077,000 in the year ended December 31, 1999.

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

(b) Purchase commitments

In December 1998, the Company entered into a three-year agreement with a vendor to purchase equipment, software and services having a total value of $20,000,000. Through December 31, 1999, the Company has purchased approximately $15,000,000 of equipment under this agreement.

(c) Qwest agreement

In July 1998, the Company entered into an agreement with Qwest Communications Corporation (Qwest) in which Qwest granted the Company an indefeasible right-of-use in certain fibers along a route segment to between Boston and New York City. The term of the agreement is for 20 years, but may be terminated at any time upon the occurrence of certain incurred defaults by the Company or the loss of certain underlying rights held by Qwest or other parties upon whom Qwest depends for its rights in the fiber.

(d) Litigation

Certain claims arising in the ordinary course of business are pending against the Company. In the opinion of management, these claims are without merit and are not expected to have a material effect on operations.

(14)  401(k) Plan

The Company maintains the NorthEast Optic Network, Inc. 401(k) Plan (the Plan) under Section 401(k) of the IRC covering all eligible employees. Under the Plan, a participant may elect to defer receipt of a stated percentage of his or her compensation, subject to limitation under the IRC, which would otherwise be payable to the participant for any plan year. The Company matches participant contributions equal to 60% of employee contributions up to a maximum of 5% of an employee's salary. There were no matching contributions made during the year ended December 31, 1997. During the years ended December 31, 1998 and 1999, the Company made matching contributions of approximately $27,000 and $46,000, respectively.

(15)  Accrued expenses

Accrued expenses at December 31, 1998 and 1999 consist of the following:

                                                           December 31,
                                                            1998           1999
-------------------------------------------------------------------------------
Accrued interest..................................  $ 9,244,250    $ 8,606,250
Accrued construction in progress..................    2,051,000      1,106,337
Accrued property and other taxes..................      889,000      1,597,772
Accrued professional fees.........................      245,000        380,000
Accrued payable to related party..................      346,166        316,535
Accrued payroll and benefits......................      271,345        521,254
Accrued commissions...............................      100,000        155,117
Accrued other.....................................      379,941        665,031
                                                    -----------    -----------
                                                    $13,526,702    $13,348,296
                                                    ===========    ===========

(16)  Segment disclosure

SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION requires certain financial and supplementary information to be disclosed on an annual and interim basis for each

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

reportable operating segment of an enterprise. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision-maker is the Chief Executive Officer of the Company.

The Company analyzes segment reporting based on dark fiber, lit fiber, collocation and other services. Dark fiber, lit fiber, collocation and ancillary network services are reported as revenue only. Cost of revenues, and property and equipment is primarily the operating costs and the communications network and equipment that supports each segment, which is not allocated between the segments for management reporting, or accordingly segment reporting purposes. Similarly, selling, general and administrative expenses are not allocated to the segments for management or segment reporting purposes.

Management utilizes several measurements to evaluate its operations and allocate resources. However, the principal measurements are consistent with the Company's financial statements. The accounting policies of the segments are the same as those described in Note 2.

Financial information for the Company's segments is as follows:

                                                           1997           1998           1999
---------------------------------------------------------------------------------------------
Revenues
      Dark fiber.................................  $    347,718   $    680,859   $  1,925,196
      Lit fiber..................................            --        139,200      1,227,153
      Collocation................................            --             --        316,278
      Ancillary network services(1)..............        46,986         43,613      2,196,649
                                                   ------------   ------------   ------------
      Total revenues.............................       394,704        863,672      5,665,276
Cost of Revenues.................................     1,137,943      2,176,266      6,365,758
Selling, general and administrative..............     1,002,232      5,200,720      7,380,351
Depreciation and amortization....................       552,862      1,798,294      6,149,720
                                                   ------------   ------------   ------------
Operating Loss...................................  $ (2,298,333)  $ (8,311,608)  $(14,230,553)
                                                   ============   ============   ============
Net property and equipment.......................  $ 16,534,703   $ 52,922,677   $ 94,924,843
                                                   ============   ============   ============
Capital Expenditures.............................  $  5,609,459   $ 38,947,267   $ 48,583,642
                                                   ============   ============   ============

---------

(1) INCLUDES NONRECURRING REVENUES ASSOCIATED WITH DESIGN, ENGINEERING AND CONSTRUCTION SERVICES.

(17)  Selected quarterly operating results (unaudited)

The following table sets forth certain unaudited quarterly results of operations for each of the four quarters ended December 31, 1998 and 1999. In management's opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information

--------------------------------------------------------------------------------

Northeast Optic Network, Inc.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 1999

for the quarters presented, when read in conjunction with the financial statements and notes thereto included elsewhere in this document. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter.

                                                           Quarter Ended
                        March 31,      June 30,    September 30,    December 31,     March 31,      June 30,
                             1998          1998             1998            1998          1999          1999
------------------------------------------------------------------------------------------------------------
REVENUES:
  Network service....  $ 146,257    $   179,661    $   155,766      $   338,375    $   421,481   $   737,461
  Other service......      5,106          2,752         16,395           19,360         99,475       305,384
                       ---------    -----------    -----------      -----------    -----------   -----------
    Total revenues...    151,363        182,413        172,161          357,735        520,956     1,042,845
                       ---------    -----------    -----------      -----------    -----------   -----------
EXPENSES:
  Cost of revenues...    247,386        810,892        546,504          571,484        928,988     1,448,543
  Selling, general
    and
    administrative...    225,122        867,637      2,272,808        1,835,153      1,321,373     2,111,799
  Depreciation and
    amortization.....    302,013        313,645        491,633          691,003        794,978     1,205,873
                       ---------    -----------    -----------      -----------    -----------   -----------
    Total expenses...    774,521      1,992,174      3,310,945        3,097,640      3,045,339     4,766,215
                       ---------    -----------    -----------      -----------    -----------   -----------
    Loss from
      operations.....   (623,158)    (1,809,761)    (3,138,784)      (2,739,905)    (2,524,383)   (3,723,370)
                       ---------    -----------    -----------      -----------    -----------   -----------
OTHER INCOME
  (EXPENSE):
  Interest income and
    other, net.......     30,322         56,550      1,615,895        2,477,113      2,240,764     2,001,901
  Interest expense...    (91,816)      (365,223)    (3,275,400)      (4,912,024)    (4,979,661)   (5,189,609)
                       ---------    -----------    -----------      -----------    -----------   -----------
    Total other
      expense........    (61,494)      (308,673)    (1,659,505)      (2,434,911)    (2,738,897)   (3,187,708)
                       ---------    -----------    -----------      -----------    -----------   -----------
    Loss before
      minority
      interest in
      subsidiaries'
      earnings and
      provision for
      income taxes...   (684,652)    (2,118,434)    (4,798,289)      (5,174,816)    (5,263,280)   (6,911,078)
MINORITY INTEREST....    314,498        794,435             --               --             --            --
(BENEFIT FROM)
  PROVISION FOR
  INCOME TAXES.......    (77,000)      (487,480)            --          249,480             --            --
                       ---------    -----------    -----------      -----------    -----------   -----------
LOSS BEFORE
  EXTRAORDINARY
  ITEM...............   (293,154)      (836,519)    (4,798,289)      (5,424,296)    (5,263,280)   (6,911,078)
EXTRAORDINARY ITEM...         --             --     (1,335,004)         (28,151)            --            --
                       ---------    -----------    -----------      -----------    -----------   -----------
NET LOSS.............  $(293,154)   $  (836,519)   $(6,133,293)     $(5,452,447)   $(5,263,280)  $(6,911,078)
                       =========    ===========    ===========      ===========    ===========   ===========
BASIC AND DILUTED
  LOSS PER SHARE.....  $   (1.03)   $     (2.91)   $     (0.61)     $     (0.34)   $     (0.33)  $     (0.43)
                       =========    ===========    ===========      ===========    ===========   ===========

                               Quarter Ended
                        September 30,    December 31,
                                 1999            1999
-----------------------------------------------------------------------------------------------
REVENUES:
  Network service....   $ 1,023,977      $   972,412
  Other service......       595,440        1,509,646
                        -----------      -----------
    Total revenues...     1,619,417        2,482,058
                        -----------      -----------
EXPENSES:
  Cost of revenues...     1,843,655        2,144,572
  Selling, general
    and
    administrative...     1,614,575        2,332,604
  Depreciation and
    amortization.....     1,904,083        2,244,786
                        -----------      -----------
    Total expenses...     5,362,313        6,721,962
                        -----------      -----------
    Loss from
      operations.....    (3,742,896)      (4,239,904)
                        -----------      -----------
OTHER INCOME
  (EXPENSE):
  Interest income and
    other, net.......     1,816,213        1,653,381
  Interest expense...    (5,356,351)      (5,485,853)
                        -----------      -----------
    Total other
      expense........    (3,540,138)      (3,832,472)
                        -----------      -----------
    Loss before
      minority
      interest in
      subsidiaries'
      earnings and
      provision for
      income taxes...    (7,283,034)      (8,072,376)
MINORITY INTEREST....            --               --
(BENEFIT FROM)
  PROVISION FOR
  INCOME TAXES.......            --               --
                        -----------      -----------
LOSS BEFORE
  EXTRAORDINARY
  ITEM...............    (7,283,034)      (8,072,376)
EXTRAORDINARY ITEM...            --               --
                        -----------      -----------
NET LOSS.............   $(7,283,034)     $(8,072,376)
                        ===========      ===========
BASIC AND DILUTED
  LOSS PER SHARE.....   $     (0.45)     $     (0.49)
                        ===========      ===========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 Shares

                                     [LOGO]

                                  Common Stock


                                UBS Warburg LLC
                           Credit Suisse First Boston


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various estimated expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by NorthEast Optic Network, Inc. and the selling stockholder pursuant to a negotiated sharing arrangement.

Filing fee--Securities and Exchange Commission..............  $     56,982
Filing fee--National Association of Securities Dealers,
  Inc.......................................................  $     22,084
Legal fees and expenses.....................................  $    *
Printing fees and expenses..................................  $    *
Accounting fees and expenses................................  $    *
Miscellaneous expenses......................................  $    *
                                                              ------------
    Total Expenses..........................................  $    *
                                                              ============

----------

*   to be completed by amendment

Item 15. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Second Amended and Restated Certificate of Incorporation provides that we will, to the fullest extent permitted by Delaware law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of a person seeking indemnification in connection with such action, suit or proceeding and any appeal therefrom.

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------

As a prerequisite to indemnification under our Second Amended and Restated Certificate of Incorporation, the person seeking indemnification must notify us in writing as soon as practicable of any action, suit, proceeding or investigation involving him or her for which indemnification will or could be sought. With respect to any action, suit, proceeding or investigation of which we are so notified, we will be entitled to participate therein at our own expense and/or to assume the defense of the action at our own expense, with legal counsel reasonably acceptable to the person seeking indemnification.

If we do not choose to assume the defense of an action for which we have received notice, we generally will pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by a party seeking indemnification in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred before the final disposition of such matter shall be made only upon receipt of an undertaking by the person seeking indemnification to repay all amounts so advanced in the event that it shall ultimately be determined that the person seeking indemnification is not entitled to be indemnified by us under our Second Amended and Restated Certificate of Incorporation.

Our Second Amended and Restated Certificate of Incorporation does not require us to indemnify any person seeking indemnification in connection with a proceeding initiated by such person unless such initiation was approved by our Board of Directors. In addition, we will not indemnify any person to the extent such person is reimbursed from the proceeds of an insurance reimbursement. We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers or directors, as the case may be.

Item 16. Exhibits

              EXHIBIT
               NUMBER                                                    DESCRIPTION
------------------------------------------------------------------------------------
         *1.1           Form of Underwriting Agreement.
          4.1           Specimen certificate for the Registrant's Common Stock
                        (incorporated by reference to Exhibit 4.1 of our
                        Registration Statement on Form S-1, Registration No.
                        333-53441).
         *5.1           Opinion of Hale and Dorr LLP.
         23.1           Consent of Arthur Andersen LLP.
         23.2           Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
         24.1           Power of Attorney (See page II-5 of this Registration
                        Statement).
           27           Financial Data Schedule

---------

*  To be filed by amendment.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the indemnification provisions described herein, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signatures


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on May 1, 2000.


                                                       NORTHEAST OPTIC NETWORK, INC.

                                                       By:           /s/ VINCENT C. BISCEGLIA
                                                            -----------------------------------------
                                                                       Vincent C. Bisceglia
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Signatures and power of attorney



Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of May 1, 2000.



Signature                                              Title
-----------------------------------------------------------------------------------------------------

              /s/ VINCENT C. BISCEGLIA
  ------------------------------------------------     Chairman of the Board and Chief Executive
                Vincent C. Bisceglia                     Officer (principal executive officer)

               /s/ WILLIAM F. FENNELL                  Chief Financial Officer, Treasurer and Vice
  ------------------------------------------------       President, Finance (principal financial and
                 William F. Fennell                      accounting officer)

                /s/ VICTOR COLANTONIO
  ------------------------------------------------     Vice Chairman of the Board and President
                  Victor Colantonio

               */s/ ARTHUR W. ADELBERG
  ------------------------------------------------     Director
                 Arthur W. Adelberg

  ------------------------------------------------     Director
              Katherine Dietze Courage

                */s/ JOHN H. FORSGREN
  ------------------------------------------------     Director
                  John H. Forsgren

               */s/ F. MICHAEL MCCLAIN
  ------------------------------------------------     Director
                 F. Michael McClain

                 */s/ GARY D. SIMON
  ------------------------------------------------     Director
                    Gary D. Simon



                 /s/ VINCENT C. BISCEGLIA
         ---------------------------------------
                   Vincent C. Bisceglia
*By:                 ATTORNEY-IN-FACT


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Exhibit index

EXHIBIT
NUMBER                                                                      DESCRIPTION

  -------------------------------------------------------------------------------------
 *1.1                      Form of Underwriting Agreement

  4.1                      Specimen certificate for the Registrant's Common Stock
                           (incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-1, Registration No.
                           333-53441).

 *5.1                      Opinion of Hale and Dorr LLP.

 23.1                      Consent of Arthur Andersen LLP.

 23.2                      Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

 24.1                      Power of Attorney (See page II-5 of this Registration
                           Statement).

 27                        Financial Data Schedule

---------

*  To be filed by amendment